CREDIT AGREEMENT

among

U.S. BANK NATIONAL ASSOCIATION, COMERICA BANK,

HARRIS N.A., JP MORGAN CHASE BANK, N.A.,

THE CIT GROUP/BUSINESS CREDIT, INC., AND WACHOVIA

BANK, NATIONAL ASSOCIATION

as Lenders;

TITANIUM METALS CORPORATION,

as Borrower;

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

As Syndication Agent.

Dated February 17, 2006

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”) is entered into on February 17, 2006, between and among TITANIUM METALS CORPORATION (“TIMET”); U.S. BANK NATIONAL ASSOCIATION, COMERICA BANK, HARRIS N.A., JP MORGAN CHASE BANK, N.A., THE CIT GROUP/BUSINESS CREDIT, INC., and WACHOVIA BANK, NATIONAL ASSOCIATION (individually a “Lender” and collectively the “Lenders”); and U.S. BANK NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Agent”).

RECITALS

A. TIMET has requested the Lenders to provide a revolving credit facility and other credit accommodations to TIMET. The credit facilities TIMET has requested from the Lenders would replace and refinance the credit facilities (the “Existing Credit Facilities”) now provided to TIMET by Wachovia Bank, National Association (successor by merger to Congress Financial Corporation (Southwest)) and other lenders.

B. The Lenders are prepared to extend a revolving credit facility and related credit accommodations to TIMET on the basis set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Lenders, TIMET, and the Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

"Accounts” has the meaning given to that term in the Uniform Commercial Code as adopted and in effect in Oregon at the time in question.

"Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

"Adjusted EBITDA” means, for any period in question, EBITDA minus the sum of (a) Capital Expenditures of TIMET and its Subsidiaries, (b) federal, state, and foreign income taxes paid in cash by TIMET and its Subsidiaries to the applicable taxing authority, and (c) dividends and other distributions to shareholders paid in cash by TIMET and its Subsidiaries (other than dividends and other distributions paid by Subsidiaries of TIMET to TIMET, or paid by Subsidiaries of TIMET to other Subsidiaries of TIMET).

"Adjustment Date” means May 1, 2006, and, thereafter, the first day of each month following the delivery of the quarterly or annual financial statements TIMET is required to deliver to the Agent pursuant to Section 9.12(a) and Section 9.12(b) of this Agreement.

"Advance Date” means the Business Day on which any Loan is made (or is to be made).

"Affiliate” means, with reference to any Person, (a) any Person controlling, controlled by, or under direct or indirect common control of that Person, (b) any other Person directly or indirectly holding 10 percent or more of any class of the Capital Stock (including options, warrants, convertible securities, and similar rights) of that Person, and (c) any other Person 10 percent or more of any class of whose Capital Stock (including options, warrants, convertible securities, and similar rights) is held directly or indirectly by that Person.

"Agent” means U.S. Bank, or any successor thereto appointed in accordance with Section 14.18 of this Agreement.

"Agent Fee Letter” means the letter agreement dated as of January 9, 2006, between the Agent and TIMET, as it may be amended or replaced from time to time.

"Agreement” means this Credit Agreement, as amended, extended, modified, renewed, restated, or supplemented from time to time.

"Applicable Margin” means 112.5 Basis Points for LIBOR Rate Loans, zero Basis Points for Base Rate Loans, and 17.5 Basis Points for the Unused Commitment Fee, each from the Closing Date to the first Adjustment Date. Thereafter, the Applicable Margin shall be determined by measuring TIMET’s Cash Adjusted Leverage Ratio as of the end of the measurement periods specified in Section 10.3 of this Agreement and determining which pricing and fee level in the table below is applicable to the Cash Adjusted Leverage Ratio at the time in question:

Cash Adjusted		Base Rate	Unused
Leverage Ratio	LIBOR Loan Margin	Loan Margin	Commitment Fee

Less than or equal to 1.00	87.5 Basis Points	Zero Basis Points	15 Basis Points

Greater than 1.00 and less than or equal to 1.50	112.5 Basis Points	Zero Basis Points	17.5 Basis Points

Greater than 1.50 and less than or equal to 2.00	137.5 Basis Points	Zero Basis Points	20 Basis Points

Greater than 2.00	162.5 Basis Points	Zero Basis Points	25 Basis Points

Changes in the Applicable Margin (if any) shall become effective on the corresponding Adjustment Date. TIMET shall not be entitled to elect the LIBOR Interest Rate at any time that an Event of Default exists, or if the applicable Interest Period would extend beyond the Maturity Date. In addition, notwithstanding anything in this Agreement to the contrary, if TIMET does not timely provide the Agent with the quarterly (or annual, as applicable) compliance certificate required pursuant to Section 9.12(d) of this Agreement, the Agent, at the direction of the Required Lenders, will designate the Default Rate as the LIBOR Interest Rate.

"Assignment and Assumption Agreement” has the meaning specified in Section 13.1 of this Agreement.

"Base Interest Rate” means the Base Rate plus the Applicable Margin for Base Rate Loans.

"Base Rate” means the greater of (a) the Prime Rate, or (b) the Federal Funds Rate plus 50 Basis Points.

"Base Rate Loans” means any Loan (or portion thereof) bearing interest at a rate determined with reference to the Base Rate.

"Basis Point” means 1/100th of one percent.

"Borrowing Base” has the meaning specified in Section 2.6 of this Agreement.

"Borrowing Base Certificate” means a document in form and content satisfactory to the Agent in its reasonable discretion (which must be certified to be correct by a Responsible Officer) delivered to and accepted by the Agent pursuant to Section 9.12(f)(i) of this Agreement that identifies the Borrowing Base as of the date in question.

"BUCS” means, collectively, the convertible preferred securities designated the 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities issued by the Trust, as the same now exist or hereafter may be amended, modified, supplemented, extended, renewed, restated, or replaced.

"Business Day” means a day on which banks are open for business in Portland, Oregon, and New York, New York, and, in addition, if such term is used with reference to the LIBOR Interest Rate, any day on which dealings are effected in the Eurodollar market in London, England.

"Capital Expenditures” means, with respect to any measurement period in question, all expenditures (by the expenditure of cash, the incurrence of Indebtedness, or the accrual of a liability) by the Person in question during any measuring period for fixed assets or improvements, or for repairs, maintenance, replacements, substitutions, or additions thereto (including, but not limited to, expenditures under Capital Leases), that have a useful life of more than one year and that are capitalized by such Person in accordance with GAAP.

"Capital Leases” means any agreement of a Person to lease or rent any property (whether real, personal, or mixed) that, in accordance with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Adjusted Leverage Ratio” means the ratio of (a) Funded Indebtedness minus cash and Cash Equivalents of TIMET and its Subsidiaries as of any date of determination to (b) EBITDA for the 12-month period ending on the date of determination.

"Cash Equivalent” means the following assets:

(a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less issued by any financial institution organized under the laws of (i) the United States of America or any state thereof, or the District of Columbia, (ii) any member of the European Union or a United States branch thereof, or (iii) the United Kingdom or a United States branch thereof, in each case having capital and surplus and undivided profits aggregating at least $250,000,000 and rated at least prime-one by Moody’s Investors Services, Inc., or A-1 by Standard & Poors Corporation, or issued by any Lender;

(b) corporate obligations having a maturity of one year or less and rated at least prime-one by Moody’s Investors Services, Inc., or A-1 by Standard & Poors Corporation, or issued by any Lender;

(c) any direct obligation of the United States of America, the District of Columbia, any member of the European Union, or the United Kingdom, or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase, and (ii) which, in the case of obligations of any state or municipality, is rated at least Aaa by Moody’s Investors Services, Inc., or AAA by Standard & Poors Corporation;

(d) any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s Investors Services, Inc., or AA by Standard & Poors Corporation that invests principally in obligations described above;

(e) any repurchase agreement secured by any one of the foregoing; and

(f) any “pooled” investment or other investment offered by a Lender.

"Change in Control” means, with respect to any Person, the occurrence of any of the following: (a) a change in control as reported by such Person in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act, (b) any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) after the date of this Agreement becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such Person representing the Control Percentage (or more) of the combined voting power of such Person’s then outstanding securities and such person is not a Permitted Holder, or (c) following the election or removal of directors, a majority of such Person’s Board of Directors consists of individuals who were not members of such Person’s Board of Directors immediately prior to such election or removal, unless the election of each director who was not a director immediately prior to such election or removal (i) has been approved in advance by directors representing at least a majority of the directors then in office who were directors immediately prior to such election or removal, or (ii) has been approved by any Permitted Holder.

"Closing Date” means the date on which all of the conditions precedent set forth in Section 6.1 of this Agreement have been satisfied (but in no event shall such date be later than February 17, 2006).

"Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, as the same from time to time may be supplemented or amended and remain in effect.

"Collateral” means the personal property of TIMET and the Guarantors more particularly described in the Security Documents.

"Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to TIMET pursuant to this Agreement and to participate in Letters of Credit and Swingline Loans issued or extended under this Agreement in an aggregate amount not to exceed the amount set forth beside such Lender’s name on Schedule 2.2 to this Agreement (or in an Assignment and Assumption Agreement to which such Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.

"Consolidated” and “Consolidating,” when used with reference to any term, mean that term as applied to the accounts of TIMET (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, such accounts in accordance with GAAP.

"Control Percentage” means, with respect to any Person, the percentage of the outstanding Capital Stock of such Person having ordinary voting power that gives the direct or indirect holder of such stock the power to elect a majority of the board of directors of such Person.

"Default” means any event or occurrence that with the giving of notice, or the passage of time, or both, would constitute an Event of Default.

"Default Rate” means a rate (or fee, as applicable) equal to 2 percent per annum in excess of the rate or rates of interest (or fee, as applicable) in effect at the time of an Event of Default (which will include any subsequent fluctuation in the Base Interest Rate) that will be payable on principal from the date of such Event of Default until the Notes are paid in full, or the Lenders accept a tendered cure of the Event of Default and restore in writing the interest rate (or fee, as applicable) that was in effect before the Default Rate.

"Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, or participations in Swingline Loans or Letters of Credit required to be funded by it under this Agreement, within one Business Day of the date required to be funded by it under this Agreement, (b) otherwise has failed to pay to the Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency case or proceeding.

"Dollar” and “$” mean lawful money of the United States.

"EBITDA” means, with respect to any fiscal period of TIMET, without duplication and determined in accordance with GAAP, an amount equal to (a) Net Income (or net loss) for such period, excluding all extraordinary noncash gains or extraordinary noncash losses of TIMET and its Subsidiaries that were included in determining such Net income (or loss), plus (b) the sum of the following items, to the extent these items were deducted in determining such Net Income (or loss): (i) Interest Expense of TIMET and its Subsidiaries during such period, (ii) income tax expense of TIMET and its Subsidiaries during such period, (iii) depreciation expense of TIMET and its Subsidiaries during such period, and (iv) amortization expense of TIMET and its Subsidiaries during such period.

"Eligible Accounts” means all Accounts of TIMET and the Guarantors meeting all of the following criteria and in which the Agent, as agent for the Lenders, has a perfected, first priority security interest:

(a) An Account that arose from a bona fide sale of goods or rendition of services by TIMET (or a Guarantor, as applicable) in the ordinary course of its business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) An Account as to which the amount shown on the books of TIMET (or a Guarantor, as applicable) and on any invoice or statement delivered to the Agent or the Lenders is owing to TIMET (or a Guarantor, as applicable) and no partial payment has been made thereon, except as reflected on the books of TIMET (or a Guarantor, as applicable);

(c) An Account to the extent that it is not subject to any reduction, counterclaim, setoff, recoupment, or any present claim for credits, allowances, or adjustment by the account debtor because of returned, inferior, or damaged goods (other than pursuant to quality review of the goods or services provided, in the ordinary course of business), or for any other reason, except for customary discounts allowed for prompt payment, volume purchases, or other, similar negotiated arrangements;

(d) An Account as to which the debtor is not an Affiliate of TIMET or a Guarantor, unless such Account is an Account payable by ValTimet, SAS (unless ValTimet is a Subsidiary), that was created in the ordinary course of TIMET’s (or its Subsidiary’s) business with ValTimet, SAS, on terms substantially similar to terms TIMET (or its Subsidiary) would obtain in a comparable arm’s length transaction with a Person not an Affiliate;

(e) An Account to the extent that it does not result from, include, or constitute late charges, service charges, or interest;

(f) An Account that is not more than 60 days past due;

(g) An Account that is not an obligation of an account debtor with more than 20 percent of the total amount of all Accounts payable by such account debtor to TIMET (or a Guarantor, as applicable) that are more than 60 days past due;

(h) An Account that does not arise out of a contract with, or order from, an account debtor that by its terms forbids or makes the pledge or assignment of that Account void or unenforceable;

(i) An Account as to which the account debtor is not the United States of America, or any agency, division, unit, instrumentality, or branch thereof;

(j) An Account as to which TIMET (or a Guarantor, as applicable) has not received any note, trade acceptance, draft, or other instrument with respect to the goods giving rise to the account (unless, if any such instrument or chattel paper is received, TIMET has notified the Agent and, at the Agent’s request, has endorsed or assigned such instrument or chattel paper (or caused it to be endorsed or assigned) and delivered the same to the Agent);

(k) An Account as to which TIMET (or a Guarantor, as applicable) has not received any notice of the death of the account debtor, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor (and upon the receipt of any such notice, TIMET immediately shall advise the Agent of the event or occurrence in question);

(l) An Account that is payable to TIMET (or a Guarantor, as applicable) in the United States by an account debtor that resides in, or is organized under the laws of, a state in the United States (or by an account debtor that is outside the United States if payment of the Account is assured by a letter of credit issued to TIMET (or a Guarantor, as applicable) in form and content acceptable to the Agent in its reasonable discretion by an issuer acceptable to the Agent in its reasonable discretion), provided, however, that TIMET may include Accounts payable by account debtors domiciled outside the United States as Eligible Accounts if (i) such Accounts satisfy the other requirements specified herein with respect to Eligible Accounts, and (ii) TIMET demonstrates to the Agent’s reasonable satisfaction that the foreign account debtor in question is creditworthy;

(m) An Account as to which the account debtor’s obligation to TIMET (or a Guarantor, as applicable) is denominated and payable in United States currency;

(n) An Account that does not involve or arise out of an agreement by TIMET (or a Guarantor, as applicable) for dating of the invoice confirming the sale of the goods or rendition of the services in question;

(o) An Account as to which the account debtor’s financial condition is acceptable to the Agent in the Agent’s reasonable discretion;

(p) Accounts from a single account debtor that do not exceed in the aggregate 20 percent of the total Accounts of TIMET and the Guarantors; and

(q) An Account that is not an Account that the Agent, in the Agent’s reasonable discretion, determines to be ineligible in whole or in part and has notified TIMET thereof.

Notwithstanding the foregoing, any Account covered by credit insurance shall be deemed an Eligible Account, provided that the Agent, in its reasonable discretion, has determined that the credit insurance is issued by an acceptable insurer and provides coverage in amounts and on terms satisfactory to the Agent.

"Eligible Assignee” means (a) a commercial lender organized under the laws of the United States, or any state thereof, and having primary capital of not less than $250,000,000 and approved by the Agent, the Issuing Bank, and (provided no Default or Event of Default has occurred and is continuing) TIMET, which approvals shall not be withheld unreasonably; (b) a commercial lender organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 and approved by the Agent, the Issuing Bank, and (provided no Default or Event of Default has occurred and is continuing) TIMET, which approvals shall not be withheld unreasonably; (c) a Lender (other than a Defaulting Lender), without approval of any Person; and (d) an Affiliate of the respective assigning Lender, without approval of any Person, provided that such Person otherwise meets the eligibility requirements of (a) or (b) above, or demonstrates to the Agent’s reasonable satisfaction its ability to comply with the obligations of a Lender under this Agreement.

"Eligible Equipment” means all Equipment of TIMET and the Guarantors in which the Agent, as agent for the Lenders, has a perfected, first-priority security interest, except the following:

(a) Equipment located outside the United States;

(b) Slow-moving, damaged or obsolete Equipment (as determined by the Agent in its reasonable discretion);

(c) All Equipment that is on consignment;

(d) All Equipment that is leased to or from others by TIMET (or a Guarantor);

(e) Equipment that is located on premises leased or rented by TIMET (or a Guarantor, as applicable) unless either (i) TIMET has delivered to the Agent a landlord’s waiver in a form satisfactory to the Agent in the Agent’s reasonable discretion, or (ii) TIMET has established reserves in an amount satisfactory to the Agent in its reasonable discretion with respect to potential landlord’s liens;

(f) Equipment located at a location owned by TIMET (or a Guarantor, as applicable) that is subject to a mortgage in favor of a lender other than the Lenders, unless TIMET has delivered to the Agent a mortgagee’s waiver in a form satisfactory to the Agent in the Agent’s reasonable discretion; or

(g) Other Equipment that the Agent, in the Agent’s reasonable discretion, determines should not be included in the Borrowing Base.

"Eligible Inventory” means all Inventory of TIMET and the Guarantors in which the Agent, as agent for the Lenders, has a perfected, first-priority security interest, except the following:

(a) Inventory located outside the United States;

(b) Slow-moving, damaged, or obsolete Inventory (as determined by the Agent in its reasonable discretion);

(c) Inventory that is not merchantable;

(d) All goods that are leased to or from others by TIMET (or a Guarantor);

(e) Inventory that is located on premises leased or rented by TIMET (or a Guarantor, as applicable), unless the Agent has given the Agent’s prior written consent thereto and unless either (i) TIMET has delivered to the Agent a landlord’s waiver in a form satisfactory to the Agent in the Agent’s reasonable discretion, or (ii) TIMET has established reserves in an amount satisfactory to the Agent in its reasonable discretion with respect to potential landlord’s liens;

(f) Inventory stored with a consignee, bailee, or warehouseman, unless either (i) TIMET has delivered to the Agent an acknowledged bailee letter in a form satisfactory to the Agent in the Agent’s reasonable discretion, or (ii) TIMET has established reserves in an amount satisfactory to the Agent in its reasonable discretion with respect to potential claims of the consignee, bailee, or warehouseman;

(g) Inventory located at a location owned by TIMET (or a Guarantor, as applicable) that is subject to a mortgage in favor of a lender other than the Lenders, unless TIMET has delivered to the Agent a mortgagee’s waiver in a form satisfactory to the Agent in the Agent’s reasonable discretion;

(h) Inventory that is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such inventory have been delivered to the Agent with all necessary endorsements, free and clear of all Liens, except those in favor of the Lenders;

(i) Goods that have been returned by the buyer thereof and are not merchantable; or

(j) Other Inventory that the Agent, in the Agent’s reasonable discretion, determines should not be included in the Borrowing Base.

"Eligible Real Property” means all real property of TIMET and the Guarantors in which the Agent, as agent for the Lenders, has a perfected, first-priority lien, except the following:

(a) Real property located outside the United States;

(b) Real property that does not comply in all material respects with applicable Environmental Laws;

(c) Real property that is leased from another Person by TIMET (or a Guarantor);

(d) Real property that is leased to another Person by TIMET (or a Guarantor), if the terms of the lease therefor are not acceptable to the Agent, in its reasonable discretion;

(e) Real property subject to any Lien that is not acceptable to the Agent, in the Agent’s reasonable discretion; or

(f) Real property that the Agent, in the Agent’s sole and absolute discretion, determines is not eligible for inclusion in the Borrowing Base.

"Environmental Laws” means any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Hazardous Materials.

"Equipment” has the meaning given to that term in the Uniform Commercial Code as adopted and in effect in Oregon at the time in question.

"ERISA” means The Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same from time to time may be supplemented or amended and remain in effect.

"Event of Default” has the meaning specified in Section 12.1 of this Agreement.

"Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

"Existing Affiliate Transactions” means the transactions specified in Schedule 1.1 to this Agreement.

"Existing Credit Facilities” has the meaning specified in Recital A of this Agreement.

"Federal Funds Rate” means, for any day, the rate equal to the weighted average (rounded to the nearest 1/16 of 1 percent) of (a) the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for such Business Day, quotations received by the Agent from three federal funds brokers of recognized standing selected by the Agent. Each determination by the Agent of the Federal Funds Rate shall be conclusive, in the absence of manifest error.

"Fixed Charges” means, for any period in question, the sum of total Interest Expense and scheduled principal payments on Funded Indebtedness.

"Funded Indebtedness” means, without duplication, the sum of (a) all Indebtedness of TIMET and its Subsidiaries for borrowed money (including the Loans), (b) all Indebtedness of TIMET and its Subsidiaries in respect of Capital Lease obligations, (c) all obligations of TIMET and its Subsidiaries in respect of letters of credit, and (d) all Guarantees executed by TIMET or its Subsidiaries with respect to any of the foregoing.

"GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority” means the government of the United States, any state or any foreign country (or any political subdivision of any thereof), or any branch, department, agency, instrumentality, court, tribunal, or regulatory authority that constitutes a part of or exercises any sovereign power of any of the foregoing.

"Guarantee Agreement” means the guarantee agreements executed by Material Domestic Subsidiaries of TIMET pursuant to Section 7.4 of this Agreement with respect to the Obligations, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

"Guarantees” means all guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), or other contingent or surety liabilities with respect to obligations of others, whether or not reflected on the balance sheet of the Person in question, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well, or otherwise), through the purchase of goods, supplies, or services, or by way of stock purchase, capital contribution, advance, or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

"Guarantor” means each Material Domestic Subsidiary of TIMET that executes a Guarantee Agreement, whether contemporaneously with this Agreement (as required by the terms of Section 6.1(a)(iv) and Section 7.4 of this Agreement), or hereafter in accordance with Section 7.4 of this Agreement.

"Hazardous Material” means any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste”, “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.

"Highest Lawful Rate” has the meaning specified in Section 5.27 of this Agreement.

"Indebtedness” means, without duplication, (a) all obligations of TIMET and its Subsidiaries for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit (other than any such obligation held by TIMET or a Subsidiary of TIMET), (b) all obligations of TIMET and its Subsidiaries evidenced by bonds, notes, debentures, or other similar instruments (other than any such instrument held by TIMET or a Subsidiary of TIMET), (c) all obligations representing the deferred purchase price of property (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed, or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials, or services that is not overdue by more than one hundred twenty (120) days unless the trade payable is being contested in good faith) (d) all obligations of TIMET and its Subsidiaries in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition, which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of TIMET or its Subsidiaries, whether or not such obligations, liabilities, or indebtedness are assumed by or are a personal liability of TIMET or its Subsidiaries, (e) that portion of all obligations of TIMET and its Subsidiaries arising under Capital Leases, (f) mandatory redemption or dividend rights on Capital Stock (or other equity) of TIMET and its Subsidiaries (other than any such Capital Stock held by TIMET or a Subsidiary of TIMET), (g) net liabilities of TIMET and its Subsidiaries under all Interest Rate Contracts and foreign exchange agreements, and (h) all Guarantees of TIMET and its Subsidiaries in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition.

"Interest Expense” means, for any fiscal period and determined in accordance with GAAP, total Consolidated interest expense of TIMET and its Subsidiaries, including interest expense with respect to any Funded Indebtedness of TIMET and its Subsidiaries, amounts paid (or required to be paid in the applicable fiscal period) by TIMET and its Subsidiaries in respect of interest hedge contracts, but excluding any non-cash interest expense.

"Interest Period” means, with respect to each LIBOR Rate Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Rate Loan and ending one, two, three, or six months thereafter (as TIMET may elect in the applicable Notice of Borrowing or Conversion), provided that:

(a) Any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that otherwise would end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) Any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) Any Interest Period that otherwise would end after the Maturity Date shall end on the Maturity Date.

"Interest Rate Contracts” means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, foreign exchange agreements, and other agreements or arrangements designed to provide protection against fluctuations in interest rates or currency fluctuations.

"Interest Rate Protection Agreement” means an Interest Rate Contract between TIMET (or a Subsidiary of TIMET) and a Lender (or an Affiliate of a Lender) that is entered into by TIMET (or its Subsidiary) for hedging purposes with respect to transactions engaged in by TIMET (or its Subsidiary) in the ordinary course of business and not for speculative purposes.

"Inventory” has the meaning given to that term in the Uniform Commercial Code as adopted and in effect in Oregon at the time in question.

"Investment” means the purchase or acquisition of any share of Capital Stock of any other Person, any loan, advance, or extension of credit (excluding accounts receivable arising in the ordinary course of business) to any other Person, contribution to the capital of any other Person, or the acquisition of substantially all of the assets of any other Person.

"ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuing Bank” means (a) U.S. Bank and any Successor thereof, and (b) only to the extent of the Letters of Credit identified in Schedule 3.1 to this Agreement, Wachovia Bank, National Association, and any Successor thereof.

"Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lenders” means (a) the banks and other institutions listed on Schedule 2.2 to this Agreement, and any Successor of any of them, to the extent they continue to be holders of all or any portion of the Loans, and (b) any Eligible Assignee that subsequently executes an Assignment and Assumption Agreement and becomes the holder of all or any portion of the Loans and a party to this Agreement in accordance with the terms of this Agreement.

"Letter of Credit Commitment” has the meaning specified in Section 3.2 of this Agreement.

"Letter of Credit Exposure” means, at the time in question, the aggregate amount of Letters of Credit outstanding (as determined in accordance with Section 3.5 of this Agreement).

"Letter of Credit Fees” has the meaning specified in Section 3.6 of this Agreement.

"Letters of Credit” has the meaning specified in Section 3.1 of this Agreement.

"Leverage Ratio” means the ratio of (a) Funded Indebtedness as of any date of determination to (b) EBITDA for the 12-month period ending on the date of determination.

"LIBOR” means the average offered rate for deposits in United States dollars (rounded upwards, if necessary, to the nearest one-sixteenth of 1 percent) for delivery of such deposits on the first day of an Interest Period, for the number of days in such Interest Period, which appears on Telerate Page 3750 (or such other reporting service selected by the Agent in its reasonable discretion) at or about 9:00 a.m. Portland, Oregon, time (or such other time that such rate is available to the Agent) on the day that is two Business Days preceding the first day of the Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, however, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States dollars (rounded upwards, if necessary, to the nearest one-sixteenth of 1 percent) in the interbank Eurodollar market at such time for delivery on the first day of the Interest Period for the number of days in such Interest Period.

"LIBOR Interest Rate” means the LIBOR Rate plus the Applicable Margin per annum.

"LIBOR Rate” means a per annum interest rate (rounded upward, if necessary, to the nearest one-sixteenth of 1 percent) calculated for the Interest Period in accordance with the following formula (in each instance determined by the Agent in its reasonable discretion) for the applicable Interest Period:

LIBOR Rate = LIBOR

1 – LIBOR Reserve Percentage

The Agent’s determination of the LIBOR Rate for any Interest Period shall be conclusive in the absence of manifest error.

"LIBOR Rate Loan” means any Loan (or portion thereof) bearing interest at a rate determined with reference to the LIBOR Rate.

"LIBOR Reserve Percentage” means, for any Interest Period, the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, or supplemental reserves), expressed as a decimal, established (or as may be modified or adopted) by the Board of Governors of the Federal Reserve System and any other domestic or foreign banking authority to which any Lender is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by the Board of Governors of the Federal Reserve System), or applicable to extensions of credit by the Lenders, the rate of interest on which is determined with regard to rates applicable to “Eurocurrency Liabilities.” The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

"Lien” means any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way, and the like), lien (statutory or other), security agreement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement), the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing, or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property of the Person in question.

"Loan” means a Revolving Loan or a Swingline Loan.

"Loan Documents” means this Agreement, the Notes, the Swingline Note, the Guarantee Agreements, the Pledge Agreement, the Security Agreements, and any other documents executed by TIMET or any Guarantor in favor of the Lenders (and the Issuing Bank and the Swingline Lender) prior to or contemporaneously with this Agreement (or after the Closing Date), and all amendments, extensions, modifications, renewals, restatements, and supplements thereof.

"Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, or financial condition of TIMET and the Guarantors, taken as a whole, (b) a material impairment of the ability of TIMET to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of all or any material portion of the Collateral, the Liens of the Lenders in the Collateral, or the priority of such Liens, or (d) a material impairment of the Lenders’ rights and remedies under the Loan Documents.

"Material Domestic Subsidiary” means Titanium Hearth Technologies, Inc., TMCA International, Inc., TIMET Finance Management Company, and any other domestic Subsidiary of TIMET that has net worth of $2,000,000 (or more) that are created or acquired after the Closing Date, or, if in existence on the Closing Date, subsequently has net worth of $2,000,000 (or more), as a result of Investments, or otherwise. Notwithstanding the foregoing, TIMET Asia, Inc., shall not be treated as a Material Domestic Subsidiary for purposes of this Agreement.

"Maturity Date” has the meaning specified in Section 2.10 of this Agreement.

"Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which TIMET or any Subsidiary of TIMET makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Income” means, for any 12-month period in question, the net income of TIMET and its Subsidiaries on a Consolidated basis for such period, determined in accordance with GAAP, but in any event there shall be excluded or deducted from such net income (a) any gain or loss arising from any write up of assets, except to the extent inclusion thereof shall be approved in writing by the Agent in its reasonable discretion; (b) any extraordinary gains; and (c) the proceeds of any life insurance policy received during such period.

"Notes” has the meaning specified in Section 2.4 of this Agreement, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

"Notice of Borrowing or Conversion” means notices in form and content satisfactory to the Agent in its reasonable discretion signed by the Responsible Officer and given by TIMET to the Agent to request a Loan (or to convert or extend an existing Loan).

"Obligations” means all of TIMET’s obligations to the Lenders (or an Affiliate of a Lender pertaining to Interest Rate Protection Agreements), the Swingline Lender, and the Issuing Bank, including, but not limited to, TIMET’s obligations pursuant to the Notes, this Agreement, and the other Loan Documents, and any Interest Rate Protection Agreements.

"Outstanding Amount” means, at the time in question, the aggregate outstanding principal amount of the Loans and the Letters of Credit (as computed in accordance with Section 3.5 of this Agreement).

"Participant” has the meaning specified in Section 13.2 of this Agreement.

"Patriot Act” has the meaning specified in Section 15.17 of this Agreement, and includes any amendments thereof.

"PBGC” means The Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by TIMET or any of its Subsidiaries, or to which TIMET or any of its Subsidiaries contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Percentage Interest” means with respect to any Lender at any time, the percentage (carried out to the eighth decimal place) of the Commitments represented by such Lender’s Commitment at such time. If the Commitments of each Lender to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 5.10 or Section 5.11 of this Agreement, or if the Commitments have expired, then the Percentage Interest of each Lender shall be determined based on the Percentage Interest of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Percentage Interest of each Lender is set forth opposite the name of such Lender on Schedule 2.2 to this Agreement, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

"Permitted Holders” means (a) Harold C. Simmons (“Simmons”), (b) the spouse of Simmons (“Simmons Spouse”), (c) any trust established primarily for the benefit of Simmons or members of his family (including his spouse and/or his descendants (whether natural or adopted)) or both (such trusts, collectively, the “Simmons Trusts,” and such individuals, collectively, the “Simmons Trusts Beneficiaries”), (d) any trustee of the Simmons Trusts (such individuals, collectively, the “Simmons Trustees”), (e) any Person controlled in the aggregate by any one or more of Simmons, Simmons Spouse, the Simmons Trusts, the Simmons Trusts Beneficiaries, the Simmons Trustees, Tremont LLC, Valhi, Inc., Valhi Holding Company, the Harold Simmons Foundation, the Simmons Family Foundation, and The Combined Master Retirement Trust (collectively, the “Simmons Associates” and together with Simmons, Simmons Spouse, the Simmons Trusts, the Simmons Trusts Beneficiaries, and the Simmons Trustees, the “Simmons Group”), (f) any managing director, general partner, director, limited partner, principal, officer, or employee of any of the Simmons Group, any employee benefit plan or pension fund of any of the Simmons Group, and any heirs, executors, administrators, testamentary trustees, legatees, or beneficiaries of any of the Simmons Group, or (g) a trust or custodianship, to the extent that the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only the Simmons Group, their respective spouses and former spouses and ancestors or lineal descendants (by blood or adoption). For purposes of this definition, the term “control” (including the correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

"Permitted Liens” has the meaning specified in Section 11.5 of this Agreement.

"Person” means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity, or a Governmental Authority or any agency, instrumentality, or political subdivision thereof.

"Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by TIMET or a Subsidiary of TIMET.

"Pledge Agreement” means the Pledge and Security Agreement executed by TIMET pursuant to Section 7.2 of this Agreement in favor of the Agent, as agent for the Lenders, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

"Pledged Shares” has the meaning specified in Section 7.2 of this Agreement.

"Prime Rate” means the rate of interest publicly announced from time to time by the Agent as its “prime rate” or “reference rate.” The Prime Rate is not necessarily the lowest rate of interest that the Agent charges or collects from any borrower, or class of borrowers. Any change in the Prime Rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

"Prohibited Transaction” means any “prohibited transaction” as defined in ERISA and Section 4975 of the Code.

"Qualified Investments” means (a) investments in Cash Equivalents, and (b) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $20,000 to any single employee.

"Reallocation Payment” has the meaning specified in Section 2.13 of this Agreement.

"Regulations U and X” means Regulations U and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Reimbursement Obligation” has the meaning specified in Section 3.11 of this Agreement.

"Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

"Required Lenders” means, as of the date of determination, (a) in the case of those matters specified in the second sentence of Section 15.2 of this Agreement, all of the Lenders (except any Defaulting Lender), and (b) in all other cases, Lenders having more than 51 percent of the aggregate Commitments or, if the conditional obligation of each Lender to make Loans and the conditional obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 5.10 or Section 5.11 of this Agreement, Lenders holding in the aggregate more than 51 percent of the Outstanding Amount (with the aggregate amount of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, or the Treasurer of TIMET (or any other officer of TIMET who by written notice to the Agent is designated by such Chief Executive Officer, Chief Financial Officer, or Treasurer to sign Notices of Borrowing or Conversion, or to request Loans pursuant to the terms of this Agreement).

"Restricted Payment” means, without duplication, any dividend, distribution, loan, advance, guaranty, extension of credit, or other payment, whether in cash or property to or for the benefit of any Person that holds Capital Stock in TIMET, and any purchase, redemption, retirement, or other acquisition for value of any Capital Stock of TIMET, whether now or hereafter outstanding, or of any options, warrants, or similar rights to purchase such Capital Stock, or any security convertible into or exchangeable for such Capital Stock.

"Revolving Credit Facility” has the meaning specified in Section 2.1 of this Agreement.

"Revolving Loans” has the meaning specified in Section 2.1 of this Agreement.

"SEC” means the Securities and Exchange Commission, and any successor entity.

"Security Agreements” means the security agreements executed by TIMET and its Material Domestic Subsidiaries pursuant to Section 7.1 of this Agreement in favor of the Agent (as agent for the Lenders, the Issuing Bank, and the Swingline Lender), and the security agreements or deeds of trust executed by TIMET and its Material Domestic Subsidiaries pursuant to Section 7.5 of this Agreement, and includes any amendments, extensions, modifications, renewals, restatements, and supplements of any of the foregoing.

"Security Documents” means the Security Agreements and the Pledge Agreement, as amended, extended, modified, renewed, restated, or supplemented from time to time.

"Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50 percent of the outstanding Capital Stock having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of a board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time Capital Stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person.

"Subordinated Debentures” means, collectively, the 6 5/8% Convertible Junior Subordinated Debentures due 2026 of TIMET issued pursuant to the Subordinated Debenture Indenture, as the same now exist or hereafter may be amended, modified, supplemented, extended, renewed, restated, or replaced.

"Subordinated Debenture Indenture” means the Indenture, dated as of November 20, 1996, between TIMET, as issuer, and the Subordinated Debenture Trustee, as the same now exists or hereafter may be amended, modified, supplemented, extended, renewed, restated, or replaced.

"Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets or stock of the predecessor.

"Swingline Commitment” has the meaning specified in Section 4.2 of this Agreement.

"Swingline Lender” means U.S. Bank and any Successor thereof.

"Swingline Loans” has the meaning specified in Section 4.1 of this Agreement.

"Swingline Note” has the meaning specified in Section 4.5 of this Agreement and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

"Tangible Net Worth” means, at any date as of which the amount thereof shall be determined, without duplication, the total assets of TIMET and its Subsidiaries minus (a) the total liabilities of TIMET and its Subsidiaries, (b) the sum of any amounts attributable to (i) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the most recent audited annual Consolidated financial statement of TIMET provided to the Agent, (ii) intercompany accounts with Affiliates (including receivables due from Affiliates) (to the extent included on a Consolidated basis in TIMET’s total assets and not included in TIMET’s total liabilities), unless any such intercompany Account is an Eligible Account (iii) the value, if any, attributable to any Capital Stock of TIMET and its Subsidiaries held in treasury (to the extent included in total assets of TIMET and its Subsidiaries), and (iv) the value, if any, attributable to any notes or subscriptions receivable due from members in respect of membership interests (to the extent included in total assets of TIMET and its Subsidiaries), and (c) goodwill of TIMET and its Subsidiaries and all other assets of TIMET and its Subsidiaries properly classified as intangible assets in accordance with GAAP.

"Tax” means any tax, assessment, duty, levy, or other charge imposed by any Governmental Authority on any property, revenue, income, or franchise of any Person, and any interest or penalty with respect to any of the foregoing.

"Termination Event” means (i) the occurrence of a Reportable Event with respect to a Pension Plan, (ii) the withdrawal of TIMET or a Subsidiary of TIMET from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Pension Plan by the PBGC, or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"TIMET” means Titanium Metals Corporation, and any Successor thereof.

"Treco Property” means parcel no. 179-18-101-005 and a portion of parcels 178-13-101-004 and 179-07-301-002 of the real property located in Henderson, Nevada beneficially owned by Treco LLC.

"Trust” means the TIMET Capital Trust I, a Delaware business trust, and its successors and assigns.

"Unused Commitment Amount” has the meaning specified in Section 2.9 of this Agreement.

"Unused Commitment Fee” has the meaning specified in Section 2.9 of this Agreement.

"U.S. Bank” means U.S. Bank National Association and any Successor or assign thereof.

Section 1.2 Accounting Terms. Except as otherwise provided in this Agreement, accounting terms that are not defined specifically in this Agreement shall be interpreted and construed in accordance with GAAP and all accounting procedures shall be performed in accordance with GAAP.

Section 1.3 Rules of Construction. For purposes of this Agreement, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) the term “or” is not exclusive; (c) the term “including” (or any form of that term) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “this Agreement”, “herein”, “hereof”, “hereunder” or other words of similar import refer to this Agreement as a whole, including any schedules, exhibits, and annexes hereto, as the same may be amended, modified, or supplemented; (f) all references in this Agreement to sections, schedules, exhibits, and annexes shall refer to the corresponding sections, schedules, exhibits, and annexes of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all amendments, extensions, modifications, renewals, restatements, and supplements thereof, to the extent permitted under this Agreement.

Section 1.4 Incorporation of Recitals. The Recitals to this Agreement hereby are incorporated into this Agreement and constitute a part of this Agreement.

ARTICLE II

THE REVOLVING CREDIT FACILITY

Section 2.1 The Loans. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants of TIMET in this Agreement, the Lenders agree to make loans and advances of credit to TIMET at TIMET’s request from time to time after the Closing Date and prior to the Maturity Date (each of which loans and advances is referred to in this Agreement as a “Revolving Loan” and all of which are referred to in this Agreement collectively as the “Revolving Loans”). The credit facility described in the preceding sentence is referred to in this Agreement as the “Revolving Credit Facility.”

Section 2.2 Maximum Commitment. The Lenders’ total aggregate Commitments with respect to the Revolving Credit Facility are set forth in Schedule 2.2 to this Agreement. The maximum amount of Revolving Loans that may be outstanding to TIMET under the Revolving Credit Facility at any time (after giving effect to all requested Revolving Loans) is the lesser of (a) the aggregate amount of the Commitments at the time in question minus the aggregate principal amount of Swingline Loans and Letters of Credit outstanding at the time in question, or (b), if applicable under the circumstances described in Section 2.5 of this Agreement, the Borrowing Base minus the aggregate principal amount of Swingline Loans and Letters of Credit outstanding at the time in question. If the amount outstanding with respect to the Revolving Credit Facility at any time exceeds the applicable amount specified in the preceding sentence, TIMET within three Business Days shall pay the Agent (for distribution to the Lenders in accordance with their Percentage Interests) an amount equal to such excess (and TIMET’s failure to make such payment shall constitute an Event of Default).

Section 2.3 Use of Loan Proceeds. The proceeds of Revolving Loans will be used by TIMET only to repay the entire amount owed in respect of the Existing Credit Facilities on the Closing Date and, thereafter, for general corporate purposes of TIMET and its Subsidiaries.

Section 2.4 The Notes. Contemporaneously with the execution of this Agreement, TIMET shall execute and deliver to the Lenders promissory notes (the “Notes”) in substantially identical form that are satisfactory to the Lenders in their reasonable discretion evidencing TIMET’s obligation to repay amounts advanced by the Lenders pursuant to the Revolving Credit Facility. Each Note shall be in the amount of the respective Lender’s maximum Commitment. Amounts advanced by the Lenders pursuant to the Revolving Credit Facility shall be evidenced by and repaid by TIMET in accordance with the Notes and the other Loan Documents.

Section 2.5 Conditional Borrowing Base Requirement. If the Outstanding Amount exceeds 60 percent of the aggregate amount of the Commitments, or the Leverage Ratio is greater than 2.00 to 1.00 at any time such ratio is measured in accordance with Section 10.3 of this Agreement, TIMET acknowledges and agrees that TIMET shall be required to maintain a Borrowing Base (as that term is defined in Section 2.6 of this Agreement) and that the Outstanding Amount shall not exceed the lesser of (a) the Borrowing Base, or (b) the aggregate amount of the Commitments (as specified in the second sentence of Section 2.2 of this Agreement). At any time that TIMET is required to maintain a Borrowing Base under the circumstances specified in the first sentence of this Section 2.5 of this Agreement, TIMET shall timely deliver to the Agent the Borrowing Base Certificate required by Section 9.12(f)(i) and/or Section 6.2(a) of this Agreement.

Section 2.6 Computation of the Borrowing Base. As used in this Agreement, the term “Borrowing Base” means the sum of the following items at the time in question:

(a) 85 percent of the value of Eligible Accounts (as such value is determined by the Agent in its reasonable discretion);

(b) 55 percent of the value of Eligible Inventory (as such value is determined by the Agent in its reasonable discretion); and

(c) If TIMET or a Material Domestic Subsidiary of TIMET has satisfied the requirements of Section 7.5 of this Agreement, 75 percent of the orderly liquidation value of Eligible Equipment and Eligible Real Property (as such value is determined by the Agent in its reasonable discretion), provided, however, that the maximum amount of this component of the Borrowing Base shall be $40,000,000.

Inventory shall be valued at the lower of the market value or the cost of the Inventory in question. The Lenders shall not be required to make any advance requested by TIMET at any time that TIMET has not timely submitted its Borrowing Base Certificate in accordance with Section 9.12(f)(i) of this Agreement.

Section 2.7 Interest Options in Respect of the Revolving Credit Facility. Except as specified in the following sentence, Revolving Loans shall bear interest at either the Base Interest Rate, or the LIBOR Interest Rate, as selected by TIMET (or determined) in accordance with Section 5.13 of this Agreement. Notwithstanding the foregoing, Revolving Loans shall bear interest at the Default Rate following the occurrence and during the existence of a Default or an Event of Default, if such rate is invoked by the Required Lenders in accordance with Section 12.2 of this Agreement (or becomes effective upon the occurrence of an Event of Default under Section 12.1(k) of this Agreement).

Section 2.8 Revolving Nature of the Revolving Credit Facility. The Revolving Credit Facility is a revolving credit facility. Therefore, subject to the terms and conditions of this Agreement, TIMET may borrow, pay, repay, and re-borrow amounts under the Revolving Credit Facility.

Section 2.9 The Unused Commitment Fee. On the first Business Day of each calendar quarter, and on the Maturity Date, TIMET shall pay the Agent (for distribution to the Lenders in accordance with their Percentage Interests) a fee (the “Unused Commitment Fee”) equal to the Unused Commitment Amount for the immediately preceding calendar quarter (or portion thereof) multiplied by the Applicable Margin (pro rated to take into account the fact that this fee is paid quarterly by TIMET). As used in this Agreement, the term “Unused Commitment Amount” means the average of the difference on each day in the immediately preceding calendar quarter (or, in the case of the fee payable on the Maturity Date, on each day after the end of the prior calendar quarter through the Maturity Date) between (a) the aggregate amount of the Commitments and (b) the aggregate principal amount of Revolving Loans and Letters of Credit outstanding.

Section 2.10 Maturity Date of the Revolving Credit Facility. On the earlier of (a) February 17, 2011, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, the Commitments shall terminate. The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the “Maturity Date.” On the Maturity Date, TIMET shall be obligated to pay in full the entire balance of principal, interest, and fees owed pursuant to the Notes, this Agreement, and the other Loan Documents.

Section 2.11 No Borrowing Under the Revolving Credit Facility During Pendency of an Event of Default. TIMET shall not be entitled to borrow under the Revolving Credit Facility at any time that a Default or an Event of Default exists.

Section 2.12 Possible Increase in the Amount of the Revolving Credit Facility. Provided that no Default or Event of Default exists, TIMET may request that the maximum principal amount of the Commitments be increased from time to time on or after the Closing Date by an aggregate amount up to $25,000,000, subject to conditions to be agreed upon by TIMET and the Agent. Those conditions shall include, but shall not be limited to, the requirements that (a) TIMET first shall offer to the existing Lenders the right to commit to the increased Commitment amount, (although no existing Lender shall be required to commit to any such increased amount), (b) TIMET shall obtain such increased or additional Commitments from existing Lenders, or from financial institutions qualifying as Eligible Assignees, (c) any Person (other than an Existing Lender) that extends a Commitment to TIMET pursuant to this Section 2.12 of this Agreement shall execute and deliver to the Agent an Assignment and Assumption Agreement in accordance with Section 13.1 of this Agreement, and (d) contemporaneously with the execution and delivery of the Assignment and Assumption Agreement, each Person (whether that Person is an existing Lender or a new party to this Agreement) making an additional Commitment shall make a Reallocation Payment (as that term is defined in Section 2.13 of this Agreement) to the Agent. No increase in the Commitments pursuant to this Section 2.12 of this Agreement shall increase either the Swingline Commitment or the Letter of Credit Commitment. Upon satisfaction of the conditions specified in the first two sentences of this Section 2.12 of this Agreement, any Person that made a new or additional Commitment in accordance with this Section 2.12 of this Agreement shall be a Lender for purposes of this Agreement.

Section 2.13 Readjustment of Revolving Loan Outstandings. Except as specified in the second following sentence, when either an existing Lender or a new Lender increases its Commitment, or makes a new Commitment, as applicable, under Section 2.12 of this Agreement, the respective amounts of the Revolving Loans owned by the Lenders must be reallocated so that the Lenders’ shares of the outstanding Revolving Loans match their Percentage Interests following an increase in the aggregate Commitments under Section 2.12 of this Agreement. This Section 2.13 of this Agreement sets forth the procedure to be followed by the Agent and the Lenders to assure that the Lenders’ Percentage Interests of the outstanding Revolving Loans are correct following an increase in the aggregate amount of the Commitments under Section 2.12 of this Agreement. The reallocation procedure outlined herein shall not be applicable or required if an aggregate increase in the Commitments under Section 2.12 of this Agreement is effected by an increase in each of the existing Lenders’ Commitments by an amount that results in their Percentage Interests after the increase in the Commitments being equal to their Percentage Interests immediately before the increase in the Commitments. At the time a new Lender becomes a party to this Agreement in accordance with Section 2.12 of this Agreement, or at the time any existing Lender increases its Commitment in accordance with Section 2.12 of this Agreement, each such Lender shall make a payment to the Agent in an amount equal to the following:

(a) In the case of a new Lender, the Percentage Interest of such new Lender (based upon the increased aggregate Commitments) multiplied by the aggregate principal amount of Revolving Loans outstanding at such time; and

(b) In the case of an existing Lender, the positive difference between (i) such Lender’s Percentage Interest immediately after the increase in the aggregate Commitments and (ii) that Lender’s Percentage Interest immediately before the increase in the aggregate Commitments multiplied by the aggregate principal amount of Revolving Loans outstanding at such time.

The amounts new Lenders under Section 2.12 of this Agreement and existing Lenders that increase their Commitments under Section 2.12 of this Agreement are required to pay pursuant to the preceding sentence are referred to in this Agreement as “Reallocation Payments.” Upon receipt of a Reallocation Payment (or Reallocation Payments) hereunder, the Agent shall use the Reallocation Payment (or Reallocation Payments) to pay each existing Lender whose Percentage Interest decreased as a result of the aggregate increase in Commitments an amount equal to the positive difference between (x) such Lender’s Percentage Interest immediately before the increase in the aggregate Commitments, and (y) that Lender’s Percentage Interest immediately after the increase in the aggregate Commitments multiplied by the aggregate principal amount of Revolving Loans outstanding at such time. TIMET acknowledges and agrees that it shall be required to compensate the Lenders for any cost or loss sustained or incurred by the Lenders (including, but not limited to, break-funding compensation), as more particularly specified in Section 5.23 of this Agreement, as a result of the reallocation procedure described in this Section 2.13 of this Agreement.

ARTICLE III

THE LETTER OF CREDIT FACILITY

Section 3.1 Letter of Credit Commitment. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants of TIMET in this Agreement, the Issuing Bank agrees to issue stand-by letters of credit (the “Letters of Credit”) for the account of TIMET (for its own benefit or for the benefit of any of its Subsidiaries or Affiliates) in such form as may be requested from time to time by TIMET and agreed to by the Issuing Bank. TIMET shall request Letters of Credit solely to support contingent obligations of TIMET (other than obligations in respect of borrowed money) and, in the case of Letters of Credit issued for the joint and several account of TIMET and a Subsidiary or Affiliate of TIMET, to support contingent obligations of such Subsidiary or Affiliate (other than obligations in respect of borrowed money). TIMET agrees that it shall execute any documents that the Issuing Bank reasonably requires TIMET to execute in relation to Letters of Credit, including, but not limited to, a letter of credit reimbursement agreement. In addition to Letters of Credit issued hereunder on or after the Closing Date, references in this Agreement to Letters of Credit shall include the three letters of credit described in Schedule 3.1 to this Agreement, until such time that those Letters of Credit are replaced with Letters of Credit issued hereunder (as required by Section 3.22 of this Agreement).

Section 3.2 Limit on Letters of Credit. The maximum amount (after giving effect to all requested Letters of Credit) of outstanding Letters of Credit (as calculated in accordance with Section 3.5 of this Agreement) issued by the Issuing Bank for the account of TIMET shall not at any time exceed $10,000,000 (the “Letter of Credit Commitment”). Furthermore, the Outstanding Amount (after giving effect to all requested and outstanding Loans and to all requested and outstanding Letters of Credit (as calculated in accordance with Section 3.5 of this Agreement) issued by the Issuing Bank for the account of TIMET) shall not at any time exceed the lesser of (a) the aggregate Commitments at the time in question, or (b), if applicable under the circumstances described in Section 2.5 of this Agreement, the Borrowing Base at the time in question.

Section 3.3 Requests for Letters of Credit. At least three Business Days prior to the proposed issuance date of any Letter of Credit, TIMET shall deliver to the Agent and the Issuing Bank a written request for the Letter of Credit in question setting forth the maximum drawing amount of such Letter of Credit, the proposed language of the requested Letter of Credit, and such other information as the Issuing Bank shall require. No Letter of Credit shall be issued, increased, or extended unless such Letter of Credit has an expiration date not later than one year after the date of issuance thereof. Except as permitted under Section 3.10 of this Agreement, no Letter of Credit shall have an expiration date later than the Maturity Date. Each request by TIMET for the issuance of a Letter of Credit under this Agreement shall constitute a representation and warranty by TIMET that the conditions set forth in Section 6.1 and Section 6.2 of this Agreement have been satisfied as of the date of such request. The Agent shall notify the Lenders of the issuance of each Letter of Credit and shall furnish to any Lender such information with respect thereto as such Lender reasonably shall request.

Section 3.4 Reduction in Availability. Upon issuance of a Letter of Credit under the Letter of Credit subfacility provided pursuant to this Article III of this Agreement, the amount of availability under the Revolving Credit Facility shall be reduced by an equivalent amount, but no interest shall be payable by TIMET on such amount unless and until a drawing is made on such Letter of Credit.

Section 3.5 Letter of Credit Amounts. Unless otherwise specified in this Agreement, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms, or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time in question.

Section 3.6 Letter of Credit Fees. TIMET shall pay to the Agent for the account of each Lender in accordance with its Percentage Interest a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit issued by the Issuing Bank equal to the Applicable Margin with respect to LIBOR Rate Loans multiplied by the maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.5 of this Agreement. Letter of Credit Fees shall be computed on a quarterly basis in arrears. Letter of Credit Fees shall be due and payable on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand. Notwithstanding anything to the contrary contained in this Agreement, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

Section 3.7 Fronting Fees and Documentary and Processing Charges Payable to the Issuing Bank. TIMET shall pay directly to the Issuing Bank for the Issuing Bank’s own account a fronting fee of one-eighth of 1 percent per annum with respect to each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. The fronting fees owed by TIMET to the Issuing Bank shall be due and payable on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.5 of this Agreement. In addition, TIMET shall pay directly to the Issuing Bank for the Issuing Bank’s own account the customary presentation, amendment, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable to the Issuing Bank upon demand by the Issuing Bank and are nonrefundable.

Section 3.8 Conflict with Issuer Documents. In the event of any conflict between the terms of this Agreement and the terms of any reimbursement agreement, or any other documents executed by TIMET in favor of the Issuing Bank, the terms of this Agreement shall control.

Section 3.9 Limitations on Issuance. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(a) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally, or such Letter of Credit in particular, or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which the Issuing Bank is not otherwise compensated under this Agreement) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that the Issuing Bank in good faith deems material to it;

(b) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable generally to requests by customers or potential customers of the Issuing Bank for issuance of stand-by letters of credit;

(c) such Letter of Credit is to be denominated in a currency other than Dollars;

(d) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(e) a default of any Lender’s obligations to fund its participation under Section 3.16 of this Agreement exists, or any Lender is at such time a Defaulting Lender under this Agreement, unless the Issuing Bank has entered into satisfactory arrangements with TIMET and either such Lender, or the other Lenders, to eliminate the Issuing Bank’s risk with respect to such Lender.

Section 3.10 Cash Collateral After the Maturity Date. If any Letters of Credit are to remain outstanding on or after the Maturity Date, but all other non-contingent obligations of TIMET under this Agreement have been paid in full and no Default or Event of Default has occurred and is continuing, TIMET shall provide cash collateral to the Agent on or before the Maturity Date having an aggregate fair market value equal to the aggregate undrawn face amount of such outstanding Letters of Credit and such cash collateral shall secure TIMET’s continuing obligations in respect of such outstanding Letters of Credit. If the Agent receives such cash collateral on or before the date required, the Agent promptly shall release the Collateral (other than the cash collateral just received by the Agent from TIMET); provided, however, that the Collateral shall not be released, and TIMET shall not be obligated to provide such cash collateral if, on or before the earlier of the Maturity Date, or the date of the proposed release of the Collateral, any Default or Event of Default specified in Section 12.1(k) of this Agreement shall have occurred and be continuing. In the event that, for whatever reason, TIMET fails to provide cash collateral as required pursuant to this Section 3.10 of this Agreement, the Agent may, at its discretion and in addition to any other rights it may have under the Loan Documents and applicable law in respect of any unpaid Obligations then due and payable, sell, transfer, dispose of, or otherwise liquidate all or any portion of the Collateral and hold the proceeds thereof as cash collateral to secure TIMET’s contingent obligations in respect of the outstanding Letters of Credit.

Section 3.11 Reimbursement Obligation of TIMET. In order to induce the Issuing Bank to issue, extend, and renew each Letter of Credit, TIMET hereby agrees to reimburse or pay to the Issuing Bank, for the account of the Issuing Bank, with respect to each Letter of Credit issued, extended, or renewed by the Issuing Bank in accordance with this Agreement on each date that any draft presented under any Letter of Credit is honored by the Issuing Bank (or the Issuing Bank otherwise makes payment with respect thereto), (a) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (b) the amount of any taxes, fees, charges, or other costs and expenses whatsoever incurred by the Issuing Bank in connection with any payment made by the Issuing Bank under, or with respect to, such Letter of Credit. Each such payment shall be made by TIMET to the Issuing Bank at the Issuing Bank’s head office in immediately available funds. Interest on any and all amounts remaining unpaid by TIMET under this Section 3.11 of this Agreement at any time from the date such amounts become due and payable (whether as stated in this Section 3.11 of this Agreement, by acceleration, or otherwise) until payment in full shall be payable to the Issuing Bank, for the account of the Issuing Bank (or, as the case may be, for the account of the Lenders following a participation under Section 3.15 of this Agreement), on demand of the Required Lenders at the Default Rate. TIMET’s obligation to repay amounts owed in respect of Letters of Credit is referred to in this Agreement as the “Reimbursement Obligation.”

Section 3.12 Letter of Credit Obligations Absolute. The obligation of TIMET to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each Reimbursement Obligation shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any reimbursement agreement executed by TIMET in favor of the Issuing Bank under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense, or other right that TIMET or any Subsidiary or Affiliate may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, or by such Letter of Credit (or any agreement or instrument relating thereto), or any unrelated transaction;

(c) any draft, demand, certificate, or other document presented under such Letter of Credit proves to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein is untrue or inaccurate in any respect;

(d) any loss or delay in the transmission or other presentation or delivery of any document required in order to make a drawing under such Letter of Credit;

(e) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit;

(f) any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any insolvency case or proceeding, except to the extent such payment constitutes gross negligence or willful misconduct by the Issuing Bank; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that otherwise might constitute a defense available to, or a discharge of, TIMET or any Subsidiary or Affiliate.

Nothing contained in this Section 3.12 of this Agreement shall be deemed to constitute a waiver of any remedies of TIMET against the beneficiary of any Letter of Credit.

Section 3.13 Expiration of the Letter of Credit Commitment. The Issuing Bank’s commitment to issue Letters of Credit pursuant to the terms of this Agreement shall expire on the Maturity Date.

Section 3.14 Letter of Credit Payments. If any Reimbursement Obligation shall remain outstanding at 9:00 a.m. (Portland, Oregon time) on the Business Day such Reimbursement Obligation is payable by TIMET and by such time on such Business Day the Agent has not received either (a) a Notice of Borrowing or Conversion delivered pursuant to Section 5.13 of this Agreement requesting that a Revolving Loan be made pursuant to Section 2.1 of this Agreement on such date in an amount at least equal to the aggregate principal amount of such unpaid Reimbursement Obligation, or (b) any other notice indicating TIMET’s intent to timely repay such unpaid Reimbursement Obligation with funds obtained from other sources, then the Agent shall be deemed to have received a Notice of Borrowing or Conversion from TIMET pursuant to Section 5.13 of this Agreement requesting that a Revolving Loan be made pursuant to Section 2.1 of this Agreement (with interest to accrue thereon at the Base Interest Rate) on the date such unpaid Reimbursement Obligation is due under this Agreement in an amount equal to such unpaid Reimbursement Obligation, and the procedures set forth in Section 5.16 of this Agreement shall be followed in making such a Revolving Loan. The proceeds of a Revolving Loan made in accordance with the preceding sentence shall be used to pay the associated Reimbursement Obligation owed by TIMET to the Issuing Bank. A Revolving Loan of the type described in this Section 3.14 of this Agreement shall be made notwithstanding TIMET’s failure to satisfy all of the conditions set forth in Section 6.2 of this Agreement.

Section 3.15 Participations in Unpaid Reimbursement Obligation. If it is legally impossible or impracticable (as determined by the Agent in its reasonable discretion) for TIMET to obtain a Revolving Loan under the circumstances described in Section 3.14 of this Agreement (whether due to a termination or expiration of the Revolving Credit Facility, the bankruptcy of TIMET, or otherwise) the Agent promptly shall notify the Issuing Bank and each Lender of that situation. Upon such notice (but without any further action), the Issuing Bank hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Issuing Bank, a participation in each unpaid Reimbursement Obligation equal to such Lender’s Percentage Interest.

Section 3.16 Payments by the Lenders Pursuant to Participations in Letters of Credit. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided in Section 3.15 of this Agreement, immediately to pay the Agent, for the account of the Issuing Bank, such Lender’s Percentage Interest of each unpaid Reimbursement Obligation that is not repaid when due. Each Lender acknowledges and agrees that its obligation to acquire participations in unpaid Reimbursement Obligations pursuant to Section 3.15 and Section 3.16 of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each payment made to purchase such a participation shall be made without any offset, abatement, withholding, or reduction whatsoever. Each Lender shall comply with its obligation under this Section 3.16 of this Agreement by wire transfer of immediately available funds to the Agent in the same manner as provided in Section 5.16 of this Agreement and the Agent promptly shall pay to the Issuing Bank any such amounts received by the Agent from the Lenders.

Section 3.17 Procedure Following Purchase of Participations in an Unpaid Reimbursement Obligation. The Agent shall notify TIMET of any participations in any unpaid Reimbursement Obligation acquired by the Lenders pursuant to Section 3.15 of this Agreement. Thereafter, payments by TIMET in respect of such unpaid Reimbursement Obligation shall be made to the Agent (for the account of the Lenders in accordance with their Percentage Interests) and not to the Issuing Bank. Any amounts received by the Issuing Bank in respect of an unpaid Reimbursement Obligation after receipt by the Issuing Bank of the proceeds of a sale of participations in such unpaid Reimbursement Obligation shall be remitted promptly by the Issuing Bank to the Agent. Any amounts received by the Agent in accordance with the preceding sentence shall be remitted promptly by the Agent to the Lenders that have made their payments pursuant to Section 3.16 of this Agreement and to the Issuing Bank, as their interests may appear.

Section 3.18 Consequence of TIMET’s Failure to Repay Reimbursement Obligation. If TIMET fails to repay a Reimbursement Obligation, and that obligation cannot be repaid in accordance with the terms of Section 3.14 of this Agreement and becomes the subject of participations purchased by the Lenders in accordance with Section 3.15 and Section 3.16 of this Agreement, an Event of Default shall occur, unless TIMET repays the unpaid Reimbursement Obligation in question within three Business Days upon demand after the date on which the Lenders obtain the participations in such unpaid Reimbursement Obligation. TIMET’s failure to repay a Reimbursement Obligation that is repaid with a Revolving Loan in accordance with Section 3.14 of this Agreement shall not constitute an Event of Default. However, TIMET acknowledges and agrees that following TIMET’s failure to repay a Reimbursement Obligation in the manner required by the terms of Section 3.11 of this Agreement, the Issuing Bank without prior, written notice to TIMET may refuse in its sole and absolute discretion to issue additional Letters of Credit for the account of TIMET.

Section 3.19 TIMET’s Duty to Review Letters of Credit. TIMET promptly shall examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with TIMET’s instructions or any other irregularity in a Letter of Credit (or an amendment thereof), TIMET promptly shall notify the Issuing Bank. TIMET shall be deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given promptly as specified in the preceding sentence.

Section 3.20 No Issuance of Letters of Credit During Pendency of an Event of Default. TIMET shall not be entitled to obtain Letters of Credit at any time that a Default or an Event of Default exists.

Section 3.21 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and TIMET when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

Section 3.22 Replacement of Existing Letters of Credit. TIMET and each Issuing Bank shall take all actions reasonably necessary to cause the three Letters of Credit described in Schedule 3.1 to this Agreement to be replaced as soon as reasonably practicable with Letters of Credit issued hereunder by U.S. Bank, as the Issuing Bank.

ARTICLE IV

THE SWINGLINE CREDIT FACILITY

Section 4.1 Swingline Loans. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants of TIMET in this Agreement, the Swingline Lender agrees to make short-term loans (the “Swingline Loans”) to TIMET at TIMET’s request from time to time after the Closing Date and prior to the Maturity Date. TIMET shall use proceeds of Swingline Loans only for general corporate purposes of TIMET and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the Swingline Lender shall not be obligated to make any Swingline Loans if the Swingline Lender has elected in its sole discretion not to make Swingline Loans and has notified TIMET in writing or by telephone of such election at least three Business Days in advance.

Section 4.2 Maximum Swingline Commitment. The maximum amount of Swingline Loans outstanding at any time (after giving effect to all requested Swingline Loans) shall not exceed $15,000,000 (the “Swingline Commitment”). Furthermore, the Outstanding Amount (after giving effect to all requested Revolving Loans, Letters of Credit, and Swingline Loans) shall not at any time exceed the lesser of (a) the aggregate amount of the Lenders’ Commitments, or (b), if applicable under the circumstances described in Section 2.5 of this Agreement, the Borrowing Base at such time. If the amount outstanding with respect to the Swingline Note at any time exceeds the Swingline Commitment, TIMET within three Business Days shall pay the Swingline Lender an amount equal to such excess (and TIMET’s failure to make such payment shall constitute an Event of Default).

Section 4.3 Interest Rate in Respect of Swingline Loans. Interest shall accrue on Swingline Loans (and shall be paid by TIMET as more particularly specified below and in the Swingline Note) at the rate charged by the Swingline Lender.

Section 4.4 Revolving Nature of the Swingline Credit Facility. The Swingline Credit Facility is a revolving credit facility. Therefore, subject to the terms of this Agreement, TIMET may pay, repay, and re-borrow amounts under that credit facility.

Section 4.5 The Swingline Note. Contemporaneously with the execution of this Agreement, TIMET shall execute and deliver to the Swingline Lender a promissory note (the “Swingline Note”) in form and content satisfactory to the Swingline Lender in its reasonable discretion evidencing TIMET’s obligation to repay the Swingline Loans. Amounts advanced by the Swingline Lender pursuant to the Swingline Note shall be evidenced by and repaid by TIMET in accordance with the Swingline Note and the other Loan Documents.

Section 4.6 Expiration of the Swingline Commitment. The Swingline Commitment shall terminate on the Maturity Date. On the Maturity Date, TIMET shall be obligated to pay in full the entire balance of principal, interest, and fees owed pursuant to the Swingline Note.

Section 4.7 Payment of Swingline Loan With a Revolving Loan. If any Swingline Loans shall remain outstanding at 9:00 a.m. (Portland time) on the Business Day on which such loans are payable by TIMET in accordance with TIMET’s agreement with the Swingline Lender regarding repayment of Swingline Loans, and by such time on such day the Agent has not received either (a) a Notice of Borrowing or Conversion delivered pursuant to Section 5.13 of this Agreement requesting that a Revolving Loan be made pursuant to Section 2.1 of this Agreement on such date in an amount at least equal to the aggregate principal amount of such Swingline Loans, or (b) any other notice indicating TIMET’s intent to repay such Swingline Loans with funds obtained from other sources, then the Agent shall be deemed to have received a Notice of Borrowing or Conversion from TIMET pursuant to Section 5.13 of this Agreement requesting that a Revolving Loan be made pursuant to Section 2.1 of this Agreement (with interest to accrue thereon at the Base Interest Rate) on the date such Swingline Loans are due hereunder in an amount equal to such Swingline Loans, and the procedures set forth in Section 5.16 of this Agreement shall be followed in making such Revolving Loan. The proceeds of a Revolving Loan made in accordance with the preceding sentence shall be used to repay the associated Swingline Loan (or Swingline Loans) owed by TIMET to the Swingline Lender. A Revolving Loan of the type described in this Section 4.7 of this Agreement shall be made notwithstanding TIMET’s failure to satisfy all of the conditions set forth in Section 6.2 of this Agreement.

Section 4.8 Participations in Swingline Loans. If it is legally impossible or impracticable (as determined by the Agent in its reasonable discretion) for TIMET to obtain a Revolving Loan under the circumstances described in Section 4.7 above (whether due to a termination or expiration of the Revolving Credit Facility, the bankruptcy of TIMET, or otherwise), the Swingline Lender promptly shall notify the Agent of TIMET’s failure to repay the Swingline Loans in question and the Agent in turn shall notify each Lender of that situation. Upon such notice (but without any further action), the Swingline Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swingline Lender, a participation in each Swingline Loan not repaid in accordance with Section 4.7 of this Agreement equal to such Lender’s Percentage Interest.

Section 4.9 Payments by the Lenders Pursuant to Participations in Swingline Loans. Each Lender hereby agrees that, upon receipt of notice as provided in Section 4.8 of this Agreement, the Lender immediately shall pay the Agent, for the account of the Swingline Lender, such Lender’s Percentage Interest of each Swingline Loan that is not repaid when due. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to Section 4.8 and Section 4.9 of this Agreement is absolute and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each payment made to purchase such a participation shall be made without any offset, abatement, withholding, or reduction whatsoever. Each Lender shall comply with its obligation under this Section 4.9 of this Agreement by wire transfer of immediately available funds to the Agent in the same manner as provided in Section 5.16 of this Agreement and the Agent promptly shall pay to the Swingline Lender any such amounts received by the Agent from the Lenders.

Section 4.10 Procedure Following Purchase of Participations in a Swingline Loan. The Agent shall notify TIMET of any participations in any Swingline Loan acquired by the Lenders pursuant to Section 4.8 of this Agreement. Thereafter, payments by TIMET in respect of such Swingline Loan shall be made to the Agent (for the account of the Lenders in accordance with their Percentage Interests) and not to the Swingline Lender. Any amounts received by the Swingline Lender in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations in such Swingline Loan shall be remitted promptly by the Swingline Lender to the Agent. Any amounts received by the Agent pursuant to the preceding sentence shall be remitted promptly by the Agent to the Lenders that have made their payments pursuant to Section 4.9 of this Agreement and to the Swingline Lender, as their interests may appear.

Section 4.11 Consequence of TIMET’s Failure to Repay a Swingline Loan. If TIMET fails to repay any Swingline Loans as agreed herein, and such loans cannot be repaid in accordance with the terms of Section 4.7 of this Agreement and become the subject of participations purchased by the Lenders in accordance with Section 4.8 and Section 4.9 of this Agreement, an Event of Default shall occur, unless TIMET repays the Swingline Loans in question within three Business Days of the date on which the Lenders obtain the participations in such Swingline Loans. TIMET’s failure to repay a Swingline Loan that is repaid with a Revolving Loan in accordance with Section 4.7 of this Agreement shall not constitute an Event of Default. However, TIMET acknowledges and agrees that following TIMET’s failure to repay a Swingline Loan when due, the Swingline Lender without prior, written notice to TIMET may refuse in its sole and absolute discretion to make additional Swingline Loans to TIMET.

Section 4.12 No Borrowing Under the Swingline Facility During Pendency of an Event of Default. TIMET shall not be entitled to obtain Swingline Loans at any time that a Default or an Event of Default exists.

ARTICLE V

TERMS APPLICABLE TO ALL LOANS

Section 5.1 Payments of Interest. Each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at the Base Interest Rate, which rate shall change contemporaneously with any change in the Base Interest Rate. TIMET shall pay the Agent, for the ratable benefit of the Lenders, interest accrued on Base Rate Loans quarterly in arrears on the first Business Day of each calendar quarter, commencing April 3, 2006. Each Loan that is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Interest Rate. Except as specified in the following sentence, TIMET shall pay the Agent, for the ratable benefit of the Lenders, interest accrued on LIBOR Rate Loans on the last day of the Interest Period for each such Loan. Notwithstanding the foregoing, if TIMET selects an Interest Period of six months with respect to any LIBOR Rate Loan, TIMET shall pay the Agent, for the ratable benefit of the Lenders, interest accrued on the principal amount of such LIBOR Rate Loan on the last day of the third month of that Interest Period and on the last day of the Interest Period for such LIBOR Rate Loan.

Section 5.2 Computation of Interest and Fees. All computations of interest and fees owed by TIMET under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan for the day on which the Loan is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (subject to the definition of the term Interest Period), and such extension shall be included in computing interest in connection with such payment.

Section 5.3 Determination of Interest Rates. The Agent promptly shall notify TIMET and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Agent shall notify TIMET and the Lenders of any change in the Base Interest Rate promptly following the public announcement of such change.

Section 5.4 Default Rate of Interest. Following the occurrence of an Event of Default and during the continuance thereof, interest shall accrue (and shall be payable by TIMET) on the principal balance outstanding under the Loans at the Default Rate automatically if the Event of Default occurred under Section 12.1(k) of this Agreement, or upon the occurrence of another Event of Default, at the request of the Required Lenders in accordance with Section 12.2 of this Agreement.

Section 5.5 Fees. TIMET shall pay the following fees to the Agent (either for the Agent’s own account, or for distribution to the Lenders, in accordance with the agreements of the parties):

(a) On or before the Closing Date, the arrangement fee and the other fees owed pursuant to the Agent Fee Letter;

(b) On or before the Closing Date, all upfront fees payable by TIMET in accordance with the agreement of the parties;

(c) The Unused Commitment Fee, as specified in Section 2.9 of this Agreement;

(d) The Letter of Credit Fees, as specified in Section 3.6 of this Agreement, and the fronting fees and other fees and charges owed pursuant to Section 3.7 of this Agreement; and

(e) An administrative fee owed to the Agent in accordance with the Agent Fee Letter, which shall be due and payable on the Closing Date and on the first Business Day of 2007 and each year thereafter through the Maturity Date.

Section 5.6 Limitations on Amounts of Loans and Numbers of LIBOR Rate Loans. TIMET shall be entitled to LIBOR Rate Loans in a minimum amount for each such Loan of $1,000,000 in principal (and in integral multiples of $500,000 in excess of such minimum amount). TIMET shall be entitled to Base Rate Loans in a minimum amount for each such Loan of $1,000,000 in principal (and in integral multiples of $100,000 in excess of such minimum amount). At no time shall there be more than 10 LIBOR Rate Loans outstanding.

Section 5.7 Conversion of Loans. Upon the terms and subject to the conditions of this Agreement, TIMET may convert all or any part (in the minimum principal amount of $1,000,000 and in integral multiples of $500,000 in excess of such minimum amount) of any outstanding Loan of one type into a Loan of another type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Rate Loan shall be the last day of the Interest Period applicable to such LIBOR Rate Loan). TIMET shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 5.13 of this Agreement.

Section 5.8 Voluntary Prepayments. TIMET may, upon notice to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Agent not later than 9:00 a.m. Portland, Oregon time (i) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the type of Loan or Loans to be prepaid. The Agent promptly shall notify each Lender of the Agent’s receipt of each such notice and of the amount of such Lender’s Percentage Interest of such prepayment. If such notice is given by TIMET, TIMET shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required to be paid by TIMET pursuant to Section 5.23 of this Agreement. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentage Interests.

Section 5.9 Mandatory Prepayments. If at any time the Agent shall notify TIMET that the Outstanding Amount exceeds the lesser of (a) the aggregate amount of the Lenders’ Commitments, or (b), if applicable under the circumstances described in Section 2.5 of this Agreement, the Borrowing Base at the time in question, then within one Business Day of the Agent’s receipt of such notice, TIMET shall prepay Loans, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 5.23 of this Agreement as a result of such prepayment being made on such date (and, if necessary after all Loans have been prepaid, cash collateralize the outstanding Letters of Credit), so that, immediately following such prepayment (or cash collateralization, if applicable), TIMET shall be in compliance with the provisions of this Agreement that limit the Outstanding Amount.

Section 5.10 Mandatory Termination of Commitments. The Commitments shall terminate on the Maturity Date. Upon termination of the Commitments, (a) the Lenders shall have no further obligation to extend credit under this Agreement and any unutilized portion of any Commitment no longer shall be available to TIMET, (b) the Issuing Bank shall have no further obligation to issue Letters of Credit, and (c) the Swingline Lender shall have no further obligation to make Swingline Loans.

Section 5.11 Voluntary Termination or Reductions of Commitments. Upon notice to the Agent, TIMET may terminate the Commitments, or from time to time permanently reduce the Commitments, provided that (a) any such notice shall be received by the Agent not later than 9:00 a.m. Portland, Oregon time five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (c) after giving effect to the proposed termination or permanent reduction of the Commitments, and to any concurrent prepayments hereunder, the Outstanding Amount would not exceed the proposed reduced Commitment amount. The Agent promptly shall notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Percentage Interest. All Commitment Fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.

Section 5.12 The Lenders’ Note Records. TIMET irrevocably authorizes each of the Lenders to make or cause to be made, at or about the time of any Loan, or at the time of receipt of any payment on the Notes, an appropriate notation in its records reflecting (as the case may be) the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth in the records of the Lenders shall be prima facie evidence of the amount thereof owing and unpaid to the Lenders. Notwithstanding the foregoing, the failure of any Lender to record (or any error in so recording) the amount of any Loan or payment in the Lender’s records shall not limit or otherwise affect the obligations of TIMET under this Agreement, or under any Note, to make payments of principal of or interest on any Note when due.

Section 5.13 Notice of Borrowing or Conversion of Loans. Whenever TIMET desires to obtain or continue a Loan under this Agreement, or to convert an outstanding Loan into a Loan of another type, TIMET shall give the Agent a written Notice of Borrowing or Conversion in the form of Schedule 5.13 to this Agreement (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which notice shall be irrevocable and which must be received no later than (a) 9:00 a.m. (or, in the case of a Swingline Loan, 1 p.m. if TIMET maintains its operating account at U.S. Bank, and noon if TIMET maintains its operating account with another bank) Portland, Oregon time on the Business Day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (b) 9:00 a.m. (or, in the case of a Swingline Loan, 1 p.m. if TIMET maintains its operating account at U.S. Bank, and noon if TIMET maintains its operating account with another bank) Portland, Oregon time on the date that is two Business Days before the day on which the requested Loan is to be made, continued as, or converted to a LIBOR Rate Loan. Such Notice of Borrowing or Conversion shall specify (x) the effective date and amount of each Loan or portion thereof requested to be made, continued, or converted, (y) the interest rate option requested to be applicable thereto, and (z) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term Interest Period). If any Notice of Borrowing or Conversion fails to specify the interest rate option to be applicable to the requested Loan, then TIMET shall be deemed to have requested a Base Rate Loan. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then TIMET shall be deemed to have selected an Interest Period of one month’s duration, and the Agent promptly shall notify TIMET of such selection. If the Agent receives a Notice of Borrowing or Conversion after the time specified in the first sentence of this Section 5.13 of this Agreement, such Notice of Borrowing or Conversion shall not be effective. If the Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Rate Loan, or if, when such Notice of Borrowing or Conversion must be given prior to the end of the Interest Period applicable to an outstanding LIBOR Rate Loan, TIMET shall have failed to satisfy any of the conditions hereof, TIMET shall be deemed to have elected to convert such outstanding LIBOR Rate Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect to the LIBOR Rate Loan in question. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Agent, the records of the Agent shall control, absent manifest error.

Section 5.14 No LIBOR Rate Loans When Default Exists. Notwithstanding any contrary provisions of this Agreement, and without limiting any other rights of any Lender, if a Default or an Event of Default has occurred and is continuing, (a) TIMET may not select a LIBOR Rate Loan, (b) TIMET may not convert a Base Rate Loan to a LIBOR Rate Loan, and (c) no LIBOR Rate Loan may continue as a LIBOR Rate Loan for a new Interest Period. If a Default or an Event of Default has occurred and is continuing, each LIBOR Rate Loan automatically shall convert to a Base Rate Loan at the expiration of the applicable Interest Period.

Section 5.15 Funding of Loans. Loans shall be made by the Lenders in accordance with their respective Percentage Interests. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend under this Agreement (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

Section 5.16 Funding Notifications. The Agent shall notify the Lenders of any requested Loan and of the Advance Date thereof and the amount of each Lender’s Percentage Interest of such Loan. If such notice is given by the close of the Agent’s business on the Business Day on which the Agent receives an effective Notice of Borrowing or Conversion as provided in Section 5.13 of this Agreement, each Lender not later than noon Portland, Oregon time on the proposed Advance Date of such Loan, shall make available to the Agent, at its Portland, Oregon head office, in immediately available funds, such Lender’s Percentage Interest of the amount of the requested Loan. Upon receipt by the Agent of such amount, the Agent shall make available to TIMET the aggregate amount of such Loan by transferring the proceeds of the Loan to the operating checking account designated by TIMET. Unless notified to the contrary by any Lender prior to an Advance Date, the Agent may assume that each Lender has made available to the Agent on such Advance Date the amount of such Lender’s Percentage Interest of the Loan to be made on such Advance Date, and, in reliance upon such assumption, the Agent may (but shall not be required to) make available to TIMET a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Advance Date, such Lender shall pay to the Agent on demand an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Lender’s Percentage Interest of any such Loan times (c) a fraction, the numerator of which is the number of days that elapse from and including such Advance Date to the date on which the amount of such Lender’s Percentage Interest of such Loan shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this Section 5.16 of this Agreement shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender’s Percentage Interest of such Loan is not made available to the Agent by such Lender within three Business Days following such Advance Date, the Agent shall be entitled to recover such amount from TIMET on demand, with interest thereon at the rate per annum applicable to the Loan made on such Advance Date.

Section 5.17 Method of Payments. All payments of principal of and interest by TIMET in respect of Loans and any other amounts due by TIMET to the Lenders under this Agreement shall be made by TIMET to the Agent (for the benefit of the Lenders in accordance with their Percentage Interests) at the Agent’s Seattle, Washington, office (or at such other location that the Agent may from time to time designate), in each case in immediately available funds. All payments by TIMET under this Agreement and under any of the other Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, unless TIMET is compelled by law to make such deduction or withholding. If any such obligation is imposed upon TIMET with respect to any amount payable by it under this Agreement or under any of the other Loan Documents, TIMET shall pay to each Lender such additional amount in Dollars as shall be necessary to enable such Lender to receive the same net amount that such Lender would have received on such due date had no such obligation been imposed upon TIMET. TIMET promptly shall deliver to the Agent certificates or other valid vouchers or evidence of payment satisfactory to the Agent in its reasonable discretion for all taxes or other charges deducted from or paid with respect to payments made by TIMET under this Agreement or under such other Loan Document. At such time that TIMET establishes bank accounts at U.S. Bank, TIMET hereby authorizes the Agent to debit TIMET’s main account at U.S. Bank (or such other account that TIMET maintains at U.S. Bank as its primary operating account) to make the payments owed by TIMET pursuant to this Agreement. The Agent shall not be obligated to debit the above-referenced account to collect the payments owed by TIMET pursuant to this Agreement and the Agent’s failure to do so shall not relieve TIMET of its obligation to make the payments in question. Any payment received by the Agent after noon, Portland, Oregon time shall be deemed to have been made on the next following Business Day and interest shall accrue to that day. The Agent shall make reasonable efforts to wire transfer each Lender’s Percentage Interest of all payments and recoveries on the same Business Day if received by the Agent by noon, Portland, Oregon time, or on the next Business Day if received after noon, Portland, Oregon time (or on a day other than a Business Day).

Section 5.18 Allocation of Payments. If the Commitments shall have been terminated, or the Obligations shall have been declared immediately due and payable pursuant to Section 12.2 of this Agreement, all funds received from or on behalf of TIMET (including proceeds of Collateral) by any Lender in respect of the Obligations immediately shall be remitted to the Agent. All funds received by the Agent pursuant to the preceding sentence, together with all other funds received by the Agent from or on behalf of TIMET (including proceeds of Collateral) in respect of the Obligations following termination of the Commitments or acceleration of the Obligations, shall be applied by the Agent in the following manner and order: (a) first, to reimburse the Agent and the Lenders, in that order, for any amounts payable pursuant to Section 15.8 and Section 15.9 of this Agreement; (b) second, to the payment of any fees owed by TIMET pursuant to this Agreement; (c) third, to the payment of interest due on the Loans; (d) fourth, to the payment of the outstanding principal balance of the Loans; (e) fifth, to the payment of any remaining Obligations (other than those arising out of or related to Interest Rate Protection Agreements), including, but not limited to, unpaid participation interests in Reimbursement Obligations and Swingline Loans under Section 3.15 and 4.8, respectively, of this Agreement, (f) sixth, to the payment of any amoungs payable by TIMET pursuant to Interest Rate Protection Agreements; and (g) finally, any remaining funds shall be returned to TIMET or paid to the Person entitled thereto, or distributed as a court of competent jurisdiction shall direct.

Section 5.19 Receipt of Excess Payment. Each of the Lenders and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or Lender’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Loans or any fees that are to be shared pro rata among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest, or fees, is in excess of such Lender’s Percentage Interest of such principal, interest, or fees, such Lender shall share such excess, less the costs and expenses (including, reasonable attorneys’ fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim, or action, pro rata with all other Lenders in proportion to their respective Percentage Interests. Such sharing shall be deemed a purchase (without recourse) by such sharing party of participation interests in the Loan or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount thereafter is recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 5.20 Increased Costs Generally. If any change in Law shall:

(a) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof; or

(c) impose on any Lender, the Issuing Bank, or the London interbank market any other condition, cost, or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing, or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank under this Agreement (whether of principal, interest, or any other amount) then, upon request of such Lender or the Issuing Bank, TIMET will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Section 5.21 Capital Requirements. If any Lender or the Issuing Bank determines that any change in Law affecting such Lender or the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital, or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time TIMET shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

Section 5.22 Delay in Requests. Any failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Section 5.20 or Section 5.21 of this Agreement shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that TIMET shall not be required to compensate a Lender or the Issuing Bank pursuant to Section 5.20 or Section 5.21 of this Agreement for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies TIMET of the change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.23 Funding Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, TIMET promptly shall compensate such Lender for (and hold such Lender harmless from) any loss, cost, or expense incurred by it as a result of any of the following:

(a) any continuation, conversion, payment, or prepayment of a LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by TIMET (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert a LIBOR Rate Loan on the date or in the amount notified by TIMET; or

(c) any reallocation of Revolving Loans outstanding at the LIBOR Interest Rate in accordance with Section 2.13 of this Agreement;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained. TIMET also shall pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by TIMET to the Lenders under this Section 5.23 of this Agreement, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 5.24 Changed Circumstances. Notwithstanding any other provision of this Agreement, in the event that:

(a) on any date on which the LIBOR Rate otherwise would be set the Agent shall have determined in good faith (which determination shall be final and conclusive, unless not made in good faith) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(b) at any time the Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive, unless not made in good faith, and, if made by any Lender, shall have been communicated to the Agent in writing) that:

(i) the making or continuation of or conversion of any Loan to a LIBOR Rate Loan has been made impracticable or unlawful by (A) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market, or (B) compliance by the Agent or such Lender in good faith with any applicable Law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof, or with any request or directive of any such Governmental Authority (whether or not having the force of Law); or

(ii) the LIBOR Rate no longer shall represent the effective cost to the Agent or such Lender for Dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Agent promptly shall notify TIMET thereof. Until the Agent notifies TIMET that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by TIMET of the type of Loan affected by the contingencies described in this Section 5.24 of this Agreement shall be suspended. If at the time TIMET receives a notice from the Agent pursuant to the preceding sentence TIMET previously has given the Agent a Notice of Borrowing or Conversion with respect to one or more affected Loans, but such Loans have not yet been made, such notification shall be deemed to be a request for Base Rate Loans.

Section 5.25 Prepayment Due to Illegality. In the event of a determination of illegality pursuant to Section 5.24 above, TIMET shall, with respect to the outstanding affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 5.23 of this Agreement, on such date as shall be specified in the Agent’s notice to TIMET (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, obtain a Base Rate Loan in accordance with this Agreement by giving a Notice of Borrowing or Conversion pursuant to Section 5.13 of this Agreement.

Section 5.26 Mitigation. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence or existence of an event that would give rise to a claim of illegality, impracticality, or increased cost under Section 5.24 of this Agreement, the Lender shall use reasonable efforts to make, fund, or maintain the affected Loan (or relevant part thereof) through another lending or booking office if that action shall avoid such illegality or impracticality, or materially reduce the additional cost to TIMET.

Section 5.27 Usury. It is the intention of the parties to this Agreement to conform strictly to applicable usury laws. Accordingly, if any transactions contemplated by this Agreement would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be applicable), then, in that event, notwithstanding anything to the contrary in this Agreement, or any other agreement entered into in connection with this Agreement, it is agreed that the aggregate amount of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement, shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to TIMET by the Lenders in accordance with their Percentage Interests (or, if such consideration shall have been paid in full, such excess shall be refunded to TIMET by the Lenders in accordance with their Percentage Interests). All sums paid, or agreed to be paid, to TIMET by the Lenders pursuant to the preceding sentence shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform, but does not exceed the Highest Lawful Rate (as that term is defined below), throughout the full term thereof. The maximum lawful interest rate, if any, referred to in the preceding portion of this Section 5.27 of this Agreement that may accrue pursuant to this Agreement is referred to herein as the “Highest Lawful Rate.” If at any time the applicable interest rate that, for purposes of this Section 5.27 of this Agreement only, shall be deemed to include any other fees, charges, or other forms of consideration that constitute interest under applicable law that is contracted for, charged, or received under this Agreement, or any other agreement entered into in connection with this Agreement, exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the interest rate otherwise provided for in this Agreement shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement equals the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable interest rate had at all times been in effect.

ARTICLE VI

CONDITIONS OF LENDING

Section 6.1 Conditions Precedent. The obligations of the Lenders, the Issuing Bank, and the Swingline Lender to make Loans, to issue Letters of Credit, and to make Swingline Loans, respectively, are subject to the satisfaction of each and all of the following conditions precedent on or before February 17, 2006:

(a) The Agent shall have received the following agreements, documents, certificates, and opinions in form and substance satisfactory to the Agent and the Lenders in their reasonable discretion and, where applicable, duly executed and delivered by the parties thereto:

(i) this Agreement;

(ii) (A) a Note payable to the order of each Lender in the amount of the Lender’s original Commitment, and (B) the Swingline Note payable to the Swingline Lender;

(iii) the Security Documents;

(iv) The Guarantee Agreements from Material Domestic Subsidiaries of TIMET in existence on the Closing Date;

(v) a certificate of the Secretary or an Assistant Secretary of TIMET with respect to resolutions of the Board of Directors of TIMET authorizing the execution and delivery of the Loan Documents and identifying the officer or officers authorized to execute, deliver, and take all other actions required under this Agreement, and providing specimen signatures of such officer or officers;

(vi) the Articles of Incorporation and by-laws of TIMET, and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of TIMET as being a true and correct copy thereof;

(vii) certificates from the appropriate Governmental Authority certifying as to the good standing, existence, and authority of TIMET in the jurisdiction where TIMET is organized;

(viii) a certificate of the Secretary or an Assistant Secretary of each Guarantor with respect to resolutions of the Board of Directors of the Guarantor authorizing the execution and delivery of the Security Agreements and the Guarantee Agreements and identifying the officer or officers authorized to execute, deliver, and take all other actions required under those agreements, and providing specimen signatures of such officer or officers;

(ix) the Articles of Incorporation and by-laws of each Guarantor, and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Guarantor as being a true and correct copy thereof;

(x) certificates from the appropriate Governmental Authority certifying as to the good standing, existence, and authority of each Guarantor in the jurisdiction where the Guarantor is organized; and

(xi) such other documents, instruments, opinions, and certificates, and completion of such other matters, as the Agent or any Lender reasonably may deem necessary or appropriate;

(b) The Agent shall have received the original stock certificates for the Pledged Shares, stock powers for such shares, and an executed Form U-1;

(c) TIMET shall have paid to the Agent the fees owed as of the Closing Date pursuant to Section 5.5 of this Agreement and the Agent Fee Letter;

(d) All necessary filings and recordings against the Collateral shall have been completed and the Agent’s liens on the Collateral shall have been perfected, as contemplated by the Security Documents;

(e) The Agent shall have received a legal opinion from in-house counsel and, as necessary, outside counsel for TIMET and the Guarantors with respect to the validity and enforceability of the Loan Documents (and the agreements provided for therein) in form and content satisfactory to the Agent in its reasonable discretion;

(f) No litigation, arbitration, proceeding, or investigation shall be pending or threatened that questions the validity or legality of the transactions contemplated by any Loan Document, or seeks a restraining order, injunction, or damages in connection therewith, or which, in the reasonable judgment of the Agent, would be expected to have a Material Adverse Effect;

(g) TIMET shall have provided the Agent evidence that TIMET and its Subsidiaries have insurance coverage that complies with the requirements of (i) Section 9.9 of this Agreement, and (ii) the Security Documents;

(h) TIMET shall deliver to the Agent a certificate of a Responsible Officer confirming that no Material Adverse Effect exists or has occurred as of the Closing Date;

(i) The Agent shall have received a written certification of a Responsible Office that the representations and warranties of TIMET set forth in Article VIII of this Agreement are accurate as of the Closing Date;

(j) The Agent shall have determined that, as of the Closing Date, no event has occurred, and no situation exists, that in the reasonable judgment of the Agent would be likely to impair the syndication of the Revolving Credit Facility;

(k) As of the date of this Agreement, no Default or Event of Default exists;

(l) Wachovia Bank, National Association, has released (or irrevocably committed to release) its Liens in the Collateral; and

(m) The Agent shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as the Agent reasonably may request.

If all of the above-referenced conditions are satisfied by February 17, 2006, this Agreement and the Loan Documents shall become effective. If any of the above-referenced conditions precedent are not satisfied by February 17, 2006, and such conditions are not waived or deferred (in writing) by all of the Lenders, this Agreement shall not become effective.

Section 6.2 Ongoing Conditions. Following the Closing Date, the obligations of the Lenders, the Issuing Bank, and the Swingline Lender to make Loans, to issue Letters of Credit, and to make Swingline Loans, respectively, are subject to the following conditions:

(a) Timely receipt by the Agent of a Notice of Borrowing or Conversion (and, if required hereunder, a Borrowing Base Certificate);

(b) The outstanding Loans and Letters of Credit do not (and, after giving effect to any requested Loan or Letter of Credit, will not) exceed the limitations set forth in this Agreement;

(c) The representations and warranties contained in Article VIII of this Agreement shall be true and accurate in all material respects on and as of the date of the Notice of Borrowing or Conversion, and on the effective date of the making of each Loan (or issuance of each Letter of Credit) as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(d) No Default or Event of Default shall have occurred and be continuing at the time of and immediately after the making of such requested Loan (or the issuance of such requested Letter of Credit).

TIMET’s request for each Loan, and TIMET’s request for each Letter of Credit, shall be deemed to be a representation and warranty by TIMET on the date of the making, continuation, or conversion of such Loan (or Letter of Credit) as to the accuracy of the facts referred to in subsection (c) of this Section 6.2 of this Agreement and of the satisfaction of all of the conditions set forth in this Section 6.2 of this Agreement.

ARTICLE VII

COLLATERAL FOR TIMET’S OBLIGATIONS

Section 7.1 Security Interests in Personal Property. Contemporaneously with the execution of this Agreement, TIMET and each Material Domestic Subsidiary of TIMET in existence on the Closing Date shall execute and deliver to the Agent a security agreement in form and content satisfactory to the Agent in its reasonable discretion granting the Agent (for the ratable benefit of the Lenders, the Issuing Bank, and the Swingline Lender) a first priority security interest (subject only to Permitted Liens) in all personal property (other than Equipment, shares in TIMET UK Ltd. (except the Pledged Shares), and equity interests in any other Person) of TIMET and those Subsidiaries of TIMET to secure the Obligations. TIMET hereby agrees that, if following the Closing Date TIMET forms or acquires any Material Domestic Subsidiary in addition to those identified specifically in the definition of the term “Material Domestic Subsidiary,” TIMET shall cause each such additional Material Domestic Subsidiary to execute and deliver to the Agent a security agreement in form and content satisfactory to the Agent in its reasonable discretion granting the Agent (for the ratable benefit of the Lenders, the Issuing Bank, and the Swingline Lender) a first priority security interest (subject only to Permitted Liens) in all personal property (other than Equipment and equity interests in any other Person) of each such additional Material Domestic Subsidiary to secure the Obligations. References in this Agreement to the Security Agreements shall include the documents executed pursuant to the two preceding sentences of this Agreement.

Section 7.2 Pledge of TIMET UK Ltd. Stock. Contemporaneously with the execution of this Agreement, TIMET shall execute and deliver to the Agent a Pledge and Security Agreement in form and content satisfactory to the Agent (the “Pledge Agreement”) granting the Agent (for the ratable benefit of the Lenders, the Issuing Bank, and the Swingline Lender) a perfected, first priority security interest in the 65 percent of the shares of stock of TIMET UK Ltd. described in Schedule 7.2 to this Agreement (the “Pledged Shares”) to secure the Obligations.

Section 7.3 Delivery of Stock Certificates and Related Materials. Contemporaneously with the execution of this Agreement, TIMET shall deliver to the Agent the original stock certificates with respect to the Pledged Shares, stock powers with respect to those shares of stock, and an executed Form U-1.

Section 7.4 Guaranty Agreements from Existing and Subsequently Created Material Domestic Subsidiaries. Contemporaneously with the execution of this Agreement, TIMET shall cause each of its existing Material Domestic Subsidiaries to execute and deliver to the Agent a guarantee agreement in form and content satisfactory to the Agent in its reasonable discretion with respect to the Obligations. In addition, TIMET hereby agrees that if, following the Closing Date, a Person becomes a Material Domestic Subsidiary, TIMET shall cause each such additional Material Domestic Subsidiary to execute and deliver to the Agent a guarantee agreement in form and content satisfactory to the Agent in its reasonable discretion with respect to the Obligations. References in this Agreement to the Guarantors shall mean and include the Material Domestic Subsidiaries specifically identified in the definition of the term “Material Domestic Subsidiary” and any Person that becomes a Material Domestic Subsidiary following the Closing Date. Furthermore, references in this Agreement to the Guarantee Agreements shall mean and include all such documents executed by Material Domestic Subsidiaries of TIMET pursuant to the first two sentences of this Section 7.4 of this Agreement.

Section 7.5 Possible Pledge of Fixed Assets. TIMET (or a Material Domestic Subsidiary of TIMET) may request that some or all of the Equipment and real property owned by TIMET (or a Material Domestic Subsidiary of TIMET) be included in the computation of the Borrowing Base. Such assets of TIMET (or a Material Domestic Subsidiary of TIMET) may be included in the Borrowing Base (on the basis specified in Section 2.6 of this Agreement) only if the following conditions are satisfied:

(a) TIMET demonstrates to the Agent’s satisfaction that the proposed Equipment or real estate collateral is Eligible Equipment, or Eligible Real Property, as applicable;

(b) The owner of the Eligible Equipment or Eligible Real Property has executed and delivered to the Agent a security agreement with respect to Eligible Equipment, or a deed of trust (or similar document) with respect to Eligible Real Property, in each case acceptable to the Agent in its reasonable discretion;

(c) The Agent, at TIMET’s expense, has obtained an appraisal of the proposed Equipment or real property collateral that is acceptable to the Agent in its reasonable discretion that identifies the orderly liquidation value of the asset or assets in question;

(d) In the case of proposed real estate collateral, the Agent, at TIMET’s expense, has obtained a Phase I environmental report with respect to the real property that demonstrates to the Agent’s satisfaction that the real property is not materially adversely affected by or contaminated by Hazardous Materials;

(e) In the case of proposed real estate collateral, the Agent has obtained, at TIMET’s expense, a lender’s extended coverage title insurance policy in an amount and from an insurer satisfactory to the Agent in its reasonable discretion, insuring the status and condition of title to the real property in a manner satisfactory to the Agent, in its reasonable discretion; and

(f) If the owner of the equipment or real estate pledged to the Agent hereunder is a Material Domestic Subsidiary of TIMET, that Subsidiary also shall be a Guarantor.

References in this Agreement to the Security Agreements shall mean any security agreements, deeds of trust, or similar documents executed by TIMET or its Material Domestic Subsidiary pursuant to this Section 7.5 of this Agreement.

Section 7.6 Other Documents. TIMET hereby agrees that until TIMET satisfies the Obligations in full, and the Commitments have terminated, TIMET promptly shall execute and deliver to the Agent (and shall cause the Guarantors to execute and deliver to the Agent) all documents deemed necessary or desirable by the Agent or any Lender in its reasonable discretion to create, evidence, perfect, or continue the security interests and liens of the Agent (for the ratable benefit of the Lenders, the Issuing Bank, and the Swingline Lender) in the Collateral. In addition, TIMET hereby authorizes the Agent to file financing statements with respect to TIMET and the Guarantors describing the Collateral, and to perform all other acts that the Agent deems necessary or appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral. Furthermore, TIMET shall cooperate with the Agent following the Closing Date to cause Wachovia Bank, National Association, as soon as reasonably practicable, to enter into a Deposit Account Control Agreement in favor of the Agent with respect to deposit accounts of TIMET and its Material Domestic Subsidiaries at Wachovia Bank, National Association.

Section 7.7 Right of Setoff. In addition to any rights now or hereafter granted under this Agreement, applicable law, or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, and subject to the provisions of Section 15.1 of this Agreement, each Lender hereby is authorized at any time, or from time to time, without presentment, demand, protest, or other notice of any kind to TIMET or to any other Person, any such notice being hereby expressly waived, to set off any Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of TIMET against and on account of the Obligations and liabilities of TIMET to such Lender or any other Lender under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although the Obligations may not have matured. Each Lender hereby is designated as the agent of all of the Lenders for purposes of effecting a setoff pursuant to this Section 7.7 of this Agreement. Any amounts received by the Agent or any Lender in accordance with the preceding sentence of this Agreement shall be held for and distributed to the Lenders in accordance with the provisions of Section 15.1 of this Agreement. Promptly after any Lender takes any action pursuant to this Section 7.7 of this Agreement, such Lender shall notify TIMET and the Agent of such action (it being understood that the failure to give any such notice shall not diminish TIMET’s obligations under this Agreement, or prevent such Lender from taking the action in question, or any further action under this Section 7.7 of this Agreement, or otherwise).

Section 7.8 Appraisals and Collateral Examinations. TIMET hereby acknowledges and agrees that the Agent, upon reasonable prior notice to TIMET and at reasonable times, may conduct such examinations of the Collateral (including, but not limited to, collateral examinations and, after a request by TIMET pursuant to Section 7.5 of this Agreement, environmental surveys), as the Agent deems necessary or desirable in its reasonable discretion. TIMET is aware that, if TIMET is required to maintain a Borrowing Base in accordance with Section 2.5 of this Agreement, the Agent expects to conduct up to two collateral examinations (focused on Accounts and Inventory) each year. TIMET further acknowledges and agrees that TIMET shall pay the reasonable charges for any collateral examinations conducted in accordance with the preceding sentence, any environmental surveys conducted pursuant to Section 7.5 of this Agreement, and any other examinations or inspections of all or any portion of the Collateral required by applicable law or the Agent’s generally-applicable policies (which payment shall be due within 30 days of TIMET’s receipt of a bill for any such amount, or on the Maturity Date, whichever occurs sooner).

Section 7.9 Ratable Interests of the Lenders in the Collateral. The parties to this Agreement acknowledge and agree that the Lenders share their interests in the Collateral on a ratable basis in accordance with their Percentage Interests.

Section 7.10 Duration of Liens. The Collateral shall stand as one general, continuing collateral security for all Obligations and may be retained by the Agent until all Obligations have been satisfied in full and all Commitments of the Lenders have terminated.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

TIMET represents and warrants to the Agent and the Lenders as follows:

Section 8.1 Existence of Power of TIMET. TIMET is a corporation validly existing and in good standing under the laws of Delaware, and is qualified to do business in each other jurisdiction where the failure to be so qualified reasonably would be expected to have a Material Adverse Effect. Furthermore, TIMET has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement, the Notes, and the other Loan Documents.

Section 8.2 Existing Subsidiaries of TIMET. As of the Closing Date, the domestic Subsidiaries owned by TIMET are those Persons listed in Schedule 8.2 to this Agreement.

Section 8.3 Existence and Power of Guarantors. Each Guarantor is a corporation or other business entity validly existing and in good standing under the laws of the state in which it was organized, and is qualified to do business in each other jurisdiction where the failure to be so qualified reasonably would be expected to have a Material Adverse Effect. Furthermore, each Guarantor has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform any Guarantee Agreements and Security Agreements executed by such Person.

Section 8.4 Authorization of TIMET. The execution, delivery, and performance by TIMET of this Agreement, the Notes, and the other Loan Documents have been duly authorized by all necessary corporate action of TIMET, do not require any shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of TIMET, do not contravene any Law, regulation, rule, or order binding on TIMET, or TIMET’s organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which TIMET is a party, or by which TIMET, or any of TIMET’s properties, may be bound or affected, the lack of which approval or consent, or such contravention, reasonably would be expected to have a Material Adverse Effect.

Section 8.5 Authorization of the Guarantors. The execution, delivery, and performance by the Guarantors of the Security Agreements and the Guarantee Agreements have been duly authorized by all necessary action of the Guarantors, do not require any shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of any Guarantor, do not contravene any Law, regulation, rule, or order binding on the Guarantors, or any Guarantor’s organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which any Guarantor is a party, or by which the Guarantors, or any of the Guarantors’ properties, may be bound or affected, the lack of which approval or consent, or such contravention, reasonably would be expected to have a Material Adverse Effect.

Section 8.6 Valid Obligations of TIMET. The Loan Documents and all of their respective terms and provisions are the legal, valid, and binding obligations of TIMET, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Loan Documents shall have created in favor of the Agent, the Lenders, the Issuing Lender, and the Swingline Lender legal, valid, and binding security interests and liens in the Collateral enforceable in accordance with their terms, and, upon completion of all filings required under the Uniform Commercial Code, such security interests and liens are fully perfected, first priority security interests (except such liens and security interests that may not be perfected by filing under the Uniform Commercial Code) and are subject only to Permitted Liens.

Section 8.7 Valid Obligations of the Guarantors. The Security Agreements and the Guarantee Agreements and all of their respective terms and provisions are the legal, valid, and binding obligations of the Guarantors, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Security Agreements shall have created in favor of the Agent, the Lenders, the Issuing Lender, and the Swingline Lender, legal, valid, and binding security interests and liens in the Collateral enforceable in accordance with their terms, and, upon completion of all filings required under the Uniform Commercial Code, such security interests and liens are fully perfected, first priority security interests (except such liens and security interests that may not be perfected by filing under the Uniform Commercial Code) and are subject only to Permitted Liens.

Section 8.8 Consents or Approvals. The execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents, and the transactions contemplated thereby by TIMET and the Guarantors, do not require any approval or consent of, or filing or registration with, any Governmental Authority, any other agency or authority, or any other Person, except any that have been obtained and any the lack of which reasonably would not be expected to have a Material Adverse Effect.

Section 8.9 Title to Properties; Absence of Liens. TIMET and the Guarantors have good title to all of the properties, assets, and rights of every kind and nature purported to be owned by TIMET (or a Guarantor, as applicable) free from all Liens (except Permitted Liens), and free from all defects of title that reasonably would be expected to have a Material Adverse Effect.

Section 8.10 Financial Statements. The audited Consolidated balance sheet of TIMET and its Subsidiaries as of December 31, 2004, and the related audited Consolidated statements of income, changes in stockholders’ equity, and cash flows of TIMET and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent and the Lenders, fairly present, subject to the assumptions set forth therein, the Consolidated financial condition of TIMET and its Subsidiaries at such date and the Consolidated results of the operations of TIMET and its Subsidiaries for the period ended on such date, and such Consolidated balance sheets and Consolidated statements of income, changes in stockholders’ equity, and cash flows were prepared in accordance with GAAP.

Section 8.11 True and Complete Disclosure. The Form 10-K most recently filed by TIMET with the SEC and TIMET’s quarterly report on Form 10-Q most recently filed with the SEC, copies of which have been furnished by TIMET to the Agent and the Lenders, did not, as of the respective dates such Form 10-K and Form 10-Q were filed with the SEC, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, from the date of filing the TIMET Form 10-K or any subsequent Form 10-Q, no event or condition exists or has occurred that has required or would require TIMET to amend such disclosure.

Section 8.12 Changes. Since December 31, 2004, there have been no changes in the assets, liabilities, financial condition, business, or prospects of TIMET or its Subsidiaries, other than changes in the ordinary course of business, or changes that would not reasonably be expected to have a Material Adverse Effect.

Section 8.13 Other Agreements. Neither TIMET nor any of its Subsidiaries is in material breach of or default under any agreement to which TIMET or a Subsidiary of TIMET is a party, or that is binding on TIMET or any of TIMET’s assets (or any Subsidiary of TIMET or the Subsidiary’s assets), that reasonably would be expected to have a Material Adverse Effect.

Section 8.14 Litigation. Except as set forth in Schedule 8.14 to this Agreement, there is no litigation, arbitration, proceeding, or investigation pending, or, to the knowledge of TIMET, threatened in writing against TIMET or any Subsidiary of TIMET that, if adversely determined, reasonably would be expected to have a Material Adverse Effect.

Section 8.15 Government Regulation. Neither TIMET nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act, the Interstate Commerce Act, or any statute or regulation that regulates the incurring by TIMET or any of its Subsidiaries of Funded Indebtedness as contemplated and permitted by this Agreement and the other Loan Documents.

Section 8.16 Compliance. Each of TIMET and its Subsidiaries has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, copyrights, and other intellectual property) to allow TIMET (or its Subsidiary) to own and operate TIMET’s business (or the business of TIMET’s Subsidiary, as applicable) without any violation of law or the rights of others, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect. Each of TIMET and its Subsidiaries is duly authorized, qualified, and licensed under and in compliance with all applicable laws, regulations, authorizations, and orders of public authorities, except to the extent that any such failure to be so authorized, qualified, licensed, or in compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, to the knowledge of TIMET, no event has occurred that permits, or after notice or the lapse of time, or both, would permit the revocation or termination of any such license, franchise, or other right, or which affects the rights of TIMET or any of its Subsidiaries thereunder, that would be likely to result in a Material Adverse Effect.

Section 8.17 ERISA. Each of TIMET and its Subsidiaries is in compliance in all material respects with ERISA and the provisions of the Code applicable to Pension Plans. Neither TIMET nor any of it Subsidiaries has engaged in a Prohibited Transaction that would subject TIMET, any of its Subsidiaries, or any Pension Plan to a material Tax or penalty imposed on a Prohibited Transaction. No Pension Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, except to the extent that any such deficiency would not reasonably be expected to have a Material Adverse Effect. Neither TIMET nor any Subsidiary of TIMET has incurred any liability to the PBGC that reasonably would be expected to have a Material Adverse Effect. Neither TIMET nor any Subsidiary of TIMET has terminated any Pension Plan in a manner that likely would result in the imposition of a Lien on the property of TIMET (or one of its Subsidiaries) that reasonably would be expected to have a Material Adverse Effect. Neither TIMET nor any Subsidiary of TIMET has contributed, or been obligated to contribute, to any Multiemployer Plan on or after September 26, 1980.

Section 8.18 Labor Relations. There is (a) no unfair labor practice complaint pending against TIMET or any Subsidiary of TIMET or, to the best knowledge of TIMET, threatened in writing, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against TIMET or any Subsidiary of TIMET or, to the best knowledge of TIMET, threatened in writing, except for such complaints, grievances, and arbitration proceedings that, if adversely decided, would not reasonably be expected to have a Material Adverse Effect, and (b) no strike, labor dispute, slowdown, or stoppage pending against TIMET or any Subsidiary of TIMET or, to the best knowledge of TIMET, threatened in writing against TIMET or any Subsidiary of TIMET, except for any such labor action as would not reasonably be expected to have a Material Adverse Effect.

Section 8.19 Federal Reserve Regulations. Neither TIMET nor any Subsidiary of TIMET is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used by TIMET or any Subsidiary of TIMET to purchase or carry any such margin stock in violation of Regulations U and X, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve regulation.

Section 8.20 Solvency. After giving effect to the Loans and after giving effect to the application of the proceeds of such Loans, (a) the assets of TIMET, at a fair valuation, shall exceed TIMET’s debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise); (b) TIMET shall be able to pay (and does not intend to incur debts beyond its ability to pay) its debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise), as such debts and liabilities become absolute and mature; and (c) TIMET shall not have unreasonably small capital with which to conduct the business in which it is engaged, as such business now is conducted and is proposed to be conducted following the Closing Date.

Section 8.21 Stock of TIMET UK Ltd. As of the date of this Agreement, TIMET owns the Pledged Shares free and clear of all Liens (other than the Lien granted to the Agent pursuant to this Agreement). The Pledged Shares represent 65 percent of the total outstanding Capital Stock of TIMET UK Ltd.

Section 8.22 No Partnerships or Joint Ventures. As of the Closing Date, neither TIMET nor any domestic Subsidiary of TIMET is a partner in any general partnership or limited partnership, or a joint venturer in any joint venture, except as set forth on Schedule 8.22 to this Agreement.

Section 8.23 Continuing Representations. TIMET hereby acknowledges and agrees that the representations of TIMET in this Article VIII of this Agreement are continuing representations and that each request for a Loan or a Letter of Credit by TIMET under this Agreement constitutes a reaffirmation by TIMET that such representations are accurate as of the date of the Loan or the Letter of Credit requested by TIMET.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until TIMET has paid the Obligations in full, and the Lenders have no further obligation to extend credit to TIMET, TIMET agrees to all of the following, unless the Agent and the Required Lenders otherwise shall consent in writing (which consent shall not be withheld without reasonable cause):

Section 9.1 Use of Proceeds. The proceeds of Loans shall be used by TIMET only for general corporate purposes of TIMET and its Subsidiaries and, on the Closing Date, to repay the Existing Credit Facilities.

Section 9.2 Payments. TIMET shall pay the principal of and interest on the Loans in accordance with the terms of this Agreement, the Notes, and the Swingline Note and shall pay when due all other amounts payable by TIMET under this Agreement and the other Loan Documents.

Section 9.3 Preservation of TIMET’s Corporate Existence. TIMET shall preserve and maintain its corporate existence, rights, franchises, and privileges in Delaware and shall qualify and remain qualified as a foreign organization in each jurisdiction where the lack of such qualification reasonably would be expected to have a Material Adverse Effect.

Section 9.4 Keeping Books and Records. TIMET shall keep (and shall cause each of its Subsidiaries to keep) adequate records and books of account in which complete entries shall be made, in accordance with GAAP, reflecting all material financial transactions of TIMET (or a Subsidiary of TIMET, as applicable).

Section 9.5 Other Obligations. Subject to the right of TIMET and its Subsidiaries to contest any Indebtedness or other obligations in good faith, TIMET shall pay and discharge (and shall cause its Subsidiaries to pay and discharge) before the same shall become delinquent all Indebtedness, and other obligations for which TIMET (or a Subsidiary of TIMET) is liable, or to which its income or property is subject, if the failure to pay and discharge the same reasonably would be expected to have a Material Adverse Effect.

Section 9.6 Conducting Business. TIMET shall conduct (and shall cause each of the Guarantors to conduct) its business and affairs in the ordinary course of business without material change in the nature of business operations as currently conducted.

Section 9.7 Compliance with Laws. Subject to the right of TIMET and its Subsidiaries to contest any Laws in good faith by appropriate legal proceedings, and provided that TIMET (or the Subsidiary in question) establishes and maintains adequate reserves to the extent required by GAAP in relation to the matter being contested, TIMET shall comply (and shall cause its Subsidiaries to comply) in all material respects with all Laws, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 9.8 Maintenance of Assets. TIMET shall maintain (and shall cause each of its Subsidiaries to maintain) its properties in good repair, working order, and condition as required for the normal conduct of TIMET’s business, or the business of the Subsidiary in question to the extent failure to do so reasonably would be expected to have a Material Adverse Effect.

Section 9.9 Insurance. TIMET shall maintain (and shall cause each of its Subsidiaries to maintain) insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which TIMET (or its Subsidiary) operates, except where failure to maintain any such insurance would not reasonably be expected to have a Material Adverse Effect; provided that TIMET (or its Subsidiary) may self-insure to the extent and in the manner normal for similarly situated companies of like size, type, and financial condition that are part of a group of companies under common control.

If TIMET fails to maintain the insurance required hereby or by the Security Documents with respect to the Collateral, the Agent may arrange for such insurance if such failure is not cured after 30 days’ notice to TIMET, but at TIMET’s expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. In that regard, Oregon law, ORS 746.201, requires that TIMET be given the following notice:

WARNING

Unless you provide us with evidence of the insurance coverage as required by our contract or loan agreement, we may purchase insurance at your expense to protect our interest. This insurance may, but need not, also protect your interest. If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you. You may later cancel this coverage by providing evidence that you have obtained property coverage elsewhere.

You are responsible for the cost of any insurance purchased by us. The cost of this insurance may be added to your contract or loan balance. If the cost is added to your contract or loan balance, the interest rate on the underlying contract or loan will apply to this added amount. The effective date of coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage.

The coverage we purchase may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

Section 9.10 Taxes. TIMET shall pay (and shall cause its Subsidiaries to pay) all Taxes, assessments, or governmental charges on or against TIMET or a Subsidiary of TIMET (or TIMET’s (or a Subsidiary’s) income or properties) at or prior to the time when they become delinquent, except for any Tax, assessment, or charge (a) that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP, or (b) the non-payment of which would not reasonably be expected to have a Material Adverse Effect.

Section 9.11 Inspection. TIMET shall permit (and shall cause its Subsidiaries to permit) the Agent, any Lender, and their designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default or Event of Default shall have occurred and is continuing, at any time and without prior notice), to (a) visit and inspect the properties of TIMET or a Subsidiary of TIMET, (b) make copies of and take abstracts from the books and records of TIMET or a Subsidiary of TIMET, and (c) discuss the affairs, finances, and accounts of TIMET or a Subsidiary of TIMET with appropriate officers, employees, and accountants of TIMET (or its Subsidiary), provided, however, that the Lenders agree that before they request information from TIMET’s outside accountants, the Lenders shall request the information in question from TIMET and shall seek such information from TIMET’s accountants only if TIMET fails to provide the information to the Lenders reasonably promptly. Without limiting the generality of the foregoing, TIMET shall permit periodic reviews (as determined by the Agent in its reasonable discretion) of the books and records of TIMET or a Subsidiary of TIMET to be carried out by the Agent. The Agent and the Lenders shall make reasonable efforts to cause their inspections, visitations, and examinations under this Agreement to be conducted jointly. TIMET shall reimburse the Agent for all costs incurred by the Agent in connection with any inspections or other inquiries under this Section 9.11 of this Agreement, and shall reimburse any Lender for all costs incurred by such Lender hereunder following the occurrence of and during the existence of an Event of Default, all as more particularly specified in Section 15.8 of this Agreement.

Section 9.12 Financial Reports and Other Information. TIMET shall deliver to the Agent and the Lenders the statements and other information listed below:

(a) Within 90 days following the end of each fiscal year of TIMET, a copy of the annual audit report for such year for TIMET and its Subsidiaries, including therein audited Consolidated and unaudited consolidating balance sheets for TIMET and its Subsidiaries as of the end of such fiscal year and audited Consolidated and unaudited consolidating statements of income and retained earnings and of cash flows of TIMET and its Subsidiaries for such fiscal year, in each case certified by an independent certified public accounting firm of recognized standing acceptable to the Agent in its reasonable discretion;

(b) Within 45 days after the end of each of TIMET’s first three fiscal quarters each year, the Consolidated and consolidating balance sheets of TIMET and its Subsidiaries as of the end of such quarter and the Consolidated and consolidating statements of income and retained earnings and cash flows of TIMET and it Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such Consolidated statements (subject to year-end audit adjustments) by a Responsible Officer as having been prepared in accordance with GAAP;

(c) At the time TIMET furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a compliance certificate of a Responsible Officer to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that TIMET has taken or proposes to take with respect thereto);

(d) At the time TIMET furnishes each set of financial statements pursuant to paragraph (a) and (b) above, a written report calculating (i) the performance of TIMET with respect to the financial covenants set forth in Section 10.1, Section 10.2, and Section 10.3 of this Agreement, and (ii) the Cash Adjusted Leverage Ratio, which reports shall be in a form satisfactory to the Agent in its reasonable discretion, shall include reasonable detail regarding the manner in which the covenants and the Cash Adjusted Leverage Ratio were calculated, and shall be accompanied by a certificate of a Responsible Officer that the report is accurate in all material respects;

(e) Promptly after the sending or filing thereof, copies of all proxy material, reports, and other information TIMET sends to any of its security holders pursuant to the Exchange Act, and copies of all reports and registration statements that TIMET or any Subsidiary files with the SEC, including, but not limited to, reports on Form 10-Q and Form 10-K;

(f) At any time TIMET is required to maintain a Borrowing Base, as specified in Section 2.5 and Section 2.6 of this Agreement, TIMET shall deliver the following items to the Agent:

(i) Within 25 days after the end of each fiscal quarter of TIMET, a report (the “Borrowing Base Certificate”) describing in reasonable detail TIMET’s calculation of the Borrowing Base as of the end of the immediately preceding fiscal quarter of TIMET, which shall be in a form satisfactory to the Agent in its reasonable discretion and shall be certified by a Responsible Officer to be accurate in all material respects;

(ii) Within 25 days after the end of each fiscal quarter of TIMET, a report with respect to TIMET’s Accounts as of the end of the immediately preceding fiscal quarter of TIMET, which reports shall include reasonable detail regarding the aging of such Accounts and shall be in a form satisfactory to the Agent in its reasonable discretion; and

(iii) Within 25 days after the end of each fiscal quarter of TIMET, a report with respect to TIMET’s Inventory as of the end of the immediately preceding fiscal quarter of TIMET, which reports shall include reasonable detail regarding such Inventory and shall be in a form satisfactory to the Agent in its reasonable discretion;

(g) Not later than 60 days after the start of each fiscal year of TIMET, TIMET’s annual operating plan for such fiscal year, which plan shall be in form and substance acceptable to the Agent in its reasonable discretion;

(h) Prompt notice of any Default or Event of Default and of the occurrence of any Material Adverse Effect;

(i) Periodic (and not less than annual) reports of all pending and threatened claims, litigation, and governmental proceedings against TIMET or any Subsidiary of TIMET that if adversely determined reasonably would be expected to result in an aggregate liability of more than $1,000,000; and

(j) Within a reasonable time, such additional information as and when reasonably requested by any Lender regarding the business and financial condition of TIMET or any of its Subsidiaries.

Section 9.13 Notification of Change of Name or Jurisdiction of Organization. TIMET shall notify the Agent in writing at least ten Business Days before (a) TIMET (or any Guarantor) changes its name in any manner, or (b) TIMET (or any Guarantor) changes the state under the laws of which it is organized.

Section 9.14 Changes Affecting Collateral. Except with respect to in-transit inventory or inventory on consignment, TIMET shall notify the Agent in writing of any change in the location of any material portion of the Collateral that is tangible property to a place other than a store, office, or warehouse of TIMET (or a Guarantor) of which the Agent has prior written notice, and of the change in the location of any of its places of business, or of the establishment of any new, or the discontinuance of any existing, place of business within 45 days following any such change, establishment, or discontinuance, if a material portion of the Collateral is or was located in such place or places of business.

Section 9.15 ERISA Reports. With respect to any Pension Plan, TIMET shall furnish to the Agent promptly (a) written notice of the occurrence of a “reportable event” (as defined in Section 4043 of ERISA), excluding any such event notice of which has been waived by regulation, (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any Pension Plan, (d) notice that TIMET (or a Subsidiary of TIMET) will or may incur any material liability to or on account of a Pension Plan under ERISA, excluding liability for contributions to the Pension Plan in the ordinary course, (e) notice of any complete or partial withdrawal from any Multiemployer Plan, (f) a copy of any notice with respect to a Multiemployer Plan that such plan is terminated or is “insolvent” (as defined in Section 4245 of ERISA), or in “reorganization” (as defined in Section 4241 of ERISA, and (g) a copy of any assessment of withdrawal liability (or preliminary estimate thereof following a complete or partial withdrawal by TIMET) with respect to a Multiemployer Plan. Any notice to be provided to the Agent under this Section 9.15 of this Agreement shall include a certificate of the Responsible Officer setting forth details as to such occurrence and the action, if any, that TIMET (or its Subsidiary) is required or proposes to take, together with any notices required or proposed to be filed with or by TIMET (or its Subsidiary), the PBGC, the Internal Revenue Service, the trustee, or the plan administrator with respect thereto. Promptly after the adoption of any Pension Plan, TIMET shall notify the Agent and the Lenders of such adoption.

Section 9.16 Environmental Compliance. TIMET shall comply (and shall cause its Subsidiaries to comply) with all applicable Environmental Laws in all jurisdictions in which TIMET (or any of its Subsidiaries) operates now or in the future, and TIMET shall comply (and shall cause its Subsidiaries to comply) with all such Environmental Laws that may in the future be applicable to TIMET’s (or its Subsidiaries’) business or properties, if failure to comply reasonably would be expected to have a Material Adverse Effect. If TIMET or any of its Subsidiaries shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by TIMET (or any of its Subsidiaries), (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against TIMET (or any of its Subsidiaries) alleging a material violation of any Environmental Law, or requiring TIMET (or any of its Subsidiaries) to take any material action in connection with the release of Hazardous Materials into the environment, (c) receive any written notice from a Governmental Authority or private party alleging that such Person may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, or (d) receive written notice of any investigative proceedings commenced by a Governmental Authority against TIMET (or any of its Subsidiaries) regarding any material violation or potential material violation of Environmental Laws, TIMET promptly shall inform the Agent thereof (and shall provide the Agent with a copy of any such notice) and of any action being or proposed to be taken with respect thereto.

Section 9.17 New Subsidiaries. TIMET promptly shall inform the Agent in writing of the existence of any Material Domestic Subsidiary of TIMET in addition to the Persons identified in Schedule 8.2 to this Agreement. In addition, TIMET shall cause any Person that becomes a Material Domestic Subsidiary of TIMET after the Closing Date to execute a Security Agreement and a Guaranty Agreement, as required by Section 7.1 and Section 7.4, respectively, of this Agreement, promptly after such Person becomes a Material Domestic Subsidiary.

ARTICLE X

FINANCIAL COVENANTS

Section 10.1 Tangible Net Worth. As of March 31, 2006, and the last day of each calendar quarter thereafter, TIMET shall have Tangible Net Worth of not less than the sum of (a) 80 percent of TIMET’s Consolidated Tangible Net Worth as of December 31, 2005, and, (b) 50 percent of TIMET’s positive Net Income during the period from January 1, 2006, through the measurement date in question (which means that the covenant level specified herein shall not be reduced if, during any applicable measurement period, TIMET has a net loss), and (c) 100 percent of the proceeds of equity issuances by TIMET (or its Subsidiaries) on or after January 1, 2006. Notwithstanding anything in the preceding sentence of this Agreement to the contrary, the calculation required under the preceding sentence to determine the minimum level of Tangible Net Worth that TIMET must maintain under this Agreement shall exclude fiscal year-end non-cash adjustments to TIMET’s Consolidated Net Income in fiscal year 2006, and subsequent fiscal years, in an amount up to $50,000,000 in the aggregate and shall exclude any changes in Consolidated Tangible Net Worth resulting from other comprehensive income earned after December 31 2005.

Section 10.2 Fixed Charge Coverage Covenant. TIMET shall not permit the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.20 to 1.00 for the 12-month period ending March 31, 2006, or on the last day of each calendar quarter thereafter.

Section 10.3 Leverage Ratio. TIMET shall maintain a Leverage Ratio that is less than or equal to 2.50 to 1.00 for the 12-month period ending on March 31, 2006, and on the last day of each calendar quarter thereafter.

ARTICLE XI

NEGATIVE COVENANTS

Until TIMET has paid the Obligations in full, and the Lenders have no further obligation to extend credit to TIMET, TIMET shall comply with the following covenants, unless the Agent and the Required Lenders otherwise shall consent in writing (which consent shall not be withheld without reasonable cause):

Section 11.1 Liquidation or Sale of Assets. TIMET shall not (and TIMET shall not allow any Guarantor to) (a) liquidate or dissolve (except as permitted by Section 11.2 of this Agreement); or (b) sell, lease, enter into a sale-leaseback transaction or securitization, or otherwise dispose of all or any material portion of its business or assets, except (i) sales or dispositions between or among TIMET and its Subsidiaries, provided, however, that if a proposed sale or other transfer of assets (not including a sale or transfer in the ordinary course of business consistent with past practices or on arm’s length terms or the transfer of the stock of Loterios Spa to a foreign Subsidiary) by TIMET or a Guarantor to a foreign Subsidiary of TIMET would cause the aggregate amount of sales or transfers of assets (not including sales or transfers in the ordinary course of business consistent with past practices or on arm’s length terms or the transfer of the stock of Loterios Spa to a foreign Subsidiary) by TIMET and the Guarantors to TIMET’s foreign Subsidiaries to exceed $10,000,000 in any calendar year, TIMET must demonstrate to the Agent’s reasonable satisfaction that, at the time in question, the availability under the Borrowing Base (i.e., the amount by which the Borrowing Base exceeds the Outstanding Amount (regardless of whether TIMET is required to maintain a Borrowing Base at such time)) would be greater than $35,000,000 after giving effect to the proposed sale or transfer, (ii) the sale by TIMET of the Capital Stock of ValTimet, SAS, or MZI, LLC, (iii) the grant of licenses for the use of any intellectual property, (iv) sales of Inventory in the ordinary course of business, (v) the sale or trade-in of used, surplus, or obsolete equipment for reasonably equivalent value, (vi) the sale of Accounts as to which collection is doubtful in the ordinary course of TIMET’s (or the Guarantor’s) business, consistent with past practice, (vii) sales or dispositions permitted under Sections 11.3, 11.4, 11.5, 11.6, and 11.7 of this Agreement, (viii) the transfer of legal title by TIMET to TRECO LLC (or a designee of TRECO LLC) of the TRECO Property), (ix) the sale or transfer by TIMET of any land (other than the TRECO Property) in the vicinity of TIMET’s Henderson, Nevada, plant, which land is not currently used or reasonably expected to be used in the foreseeable future for TIMET’s titanium metals operations, (x) the transfer or sale by either TMCA of the Capital Stock of Loterios SpA, or by TFMC of any Capital Stock or other assets, or (xi) other sales or dispositions of assets not exceeding $10,000,000 in the aggregate in any calendar year.

Section 11.2 Merger or Consolidation. TIMET shall not merge or consolidate with or into (and shall not allow any Guarantor to merge or consolidate with or into) any other Person, provided, however, that if no Default or Event of Default exists or would result from such merger or consolidation, TIMET or a Guarantor may merge with any other Person if (a) TIMET or a Guarantor is the surviving corporation of such merger or consolidation, and (b) the assets of the Person merging with or into TIMET or such Guarantor exceed the liabilities of such Person.

Section 11.3 Transactions with Affiliates. TIMET shall not enter into or make (and shall not permit any Subsidiary of TIMET to enter into or make), directly or indirectly: (a) any transfer, sale, lease, assignment, or other disposal of any assets to any Affiliate of TIMET or any purchase or acquisition of assets from any such Affiliates; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliates (including, without limitation, guaranties and assumptions of obligations of any Affiliate), provided that (x) TIMET (or a Subsidiary of TIMET) may enter into any such arrangement or transaction with an Affiliate if such arrangement or transaction is on terms substantially similar to terms that TIMET (or its Subsidiary) would obtain in a comparable arm’s length arrangement or transaction with a Person not an Affiliate, (y) TIMET (or a Subsidiary of TIMET) may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 11.4 of this Agreement, and (z) the foregoing prohibitions shall not apply to the Existing Affiliate Transactions, or to any transfer, sale, lease, assignment, or other disposal of any assets, or any arrangement or other transactions, between or among TIMET and any of its Subsidiaries.

Section 11.4 Indebtedness. Neither TIMET nor any of its Subsidiaries shall create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:

(a) The Obligations;

(b) Indebtedness existing as of the date of this Agreement;

(c) Indebtedness assumed or otherwise acquired by TIMET or any of its Subsidiaries as a result of an acquisition of another Person (or the assets of another Person) permitted by Section 11.2 or Section 11.7 of this Agreement (i.e., pre-existing Indebtedness of such other Person, but not Indebtedness incurred by TIMET or a Subsidiary to pay some or all of the purchase price thereof);

(d) Indebtedness under Interest Rate Protection Agreements;

(e) Other Indebtedness of TIMET and its Subsidiaries incurred after the Closing Date in an amount not greater than $75,000,000 in the aggregate outstanding at any time; and

(f) Indebtedness incurred to refinance any Indebtedness permitted by this Section 11.4 of this Agreement (provided that such refinancing is on comparable or better terms, as determined by the Agent in its reasonable discretion).

Section 11.5 Liens. Neither TIMET nor any Subsidiary of TIMET shall create, incur, assume, or suffer to exist any Lien of any kind, including the Lien or retained security title of a conditional vendor upon or with respect to any of TIMET’s property or assets (or the property or assets of a Subsidiary of TIMET), or assign or otherwise convey any right to receive income, except the following (“Permitted Liens”):

(a) Liens in favor of the Agent (for the benefit of the Lenders, the Issuing Bank, and the Swingline Lender) to secure the Obligations;

(b) Liens existing as of the date of this Agreement and disclosed in Schedule 11.5 to this Agreement;

(c) Purchase money security interests securing Indebtedness permitted under this Agreement, provided that each such purchase money security interest does not extend to any other property;

(d) Liens for Taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by TIMET (or its Subsidiary) to the extent required by GAAP;

(e) Landlords’ and lessors’ liens in respect of rent or liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation;

(f) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or delinquent or are subject to contest in good faith by proper proceedings;

(g) Liens securing statutory obligations or surety, indemnity, performance, or other similar bonds or deposits incidental to the conduct of TIMET’s (or a Subsidiary’s) business in the ordinary course;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, or similar rights and remedies as to deposited funds;

(i) Judgment liens that do not constitute an Event of Default under Section 12.1(f) of this Agreement;

(j) Rights of lessors under Capital Leases (to the extent such Capital Leases are permitted under this Agreement);

(k) Liens, encumbrances, and other matters affecting title to any real property of TIMET or its Subsidiaries as of the Closing Date; easements, rights of way, restrictions, and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of TIMET’s business (or a Subsidiary’s business);

(l) Liens between or among TIMET and its Subsidiaries;

(m) Liens against assets acquired by TIMET or any of its Subsidiaries as a result of an acquisition of another Person (or the assets of another Person) permitted by Section 11.2 or Section 11.7 of this Agreement (i.e., pre-existing Liens created or incurred by such other Person before the acquisition of that Person, or its assets, by TIMET or a Subsidiary of TIMET);

(n) Liens other than those described above securing obligations in the aggregate of not more than $5,000,000; and

(o) Liens constituting a renewal, extension, or replacement of any Permitted Lien.

Section 11.6 Restricted Payments. TIMET shall not pay, make, declare, or authorize any Restricted Payment, except, without duplication:

(a) Restricted Payments in respect of BUCS and preferred and common stock of TIMET, provided that no Default or Event of Default has occurred and is continuing and, provided further, that no Default or Event of Default would result from the declaration or payment of any such dividend or distribution;

(b) Reasonable compensation paid to employees, officers, and directors in the ordinary course of business and consistent with prudent business practices;

(c) Arms-length transactions with Affiliates in the ordinary course of TIMET’s business; and

(d) Redemption of outstanding BUCS or Series A Preferred Stock of TIMET, provided that no Default or Event of Default has occurred and is continuing and, provided further, that no Default or Event of Default would result from the redemption.

Section 11.7 Investments. Neither TIMET nor any of its Subsidiaries shall make any Investments, other than:

(a) Qualified Investments;

(b) Investments by a Subsidiary in TIMET or by TIMET or a Subsidiary in (i) a Subsidiary, subject to the obligations specified in this Agreement for any Material Domestic Subsidiary to become a Guarantor, and (ii) any newly formed or newly existing Subsidiary, subject to the obligations specified in this Agreement for any Material Domestic Subsidiary to become a Guarantor, provided, however, in the case of each of (i) and (ii) above, that if a proposed Investment by TIMET or a Guarantor in a foreign Subsidiary of TIMET (other than the contribution or other Investment of the stock of Loterios Spa to a foreign Subsidiary) would cause the aggregate amount of Investments by TIMET and the Guarantors in TIMET’s foreign Subsidiaries (other than the contribution or other Investment of the stock of Loterios Spa to a foreign Subsidiary) to exceed $10,000,000 in any calendar year, TIMET must demonstrate to the Agent’s reasonable satisfaction that, at the time in question, the availability under the Borrowing Base (i.e., the amount by which the Borrowing Base exceeds the Outstanding Amount (regardless of whether TIMET is required to maintain a Borrowing Base at such time)) would be greater than $35,000,000 after giving effect to the proposed Investment.

(c) Investments by TIMET or a Subsidiary of TIMET in MZI, LLC, ValTimet, SAS or Xi’an Baotimet Valinox Tubes Co. Ltd. pursuant to the terms of agreements with other holders of equity interests as in effect on the date hereof;

(d) An acquisition of the assets or a majority of the Capital Stock of a Person, provided that (i) the acquisition target is engaged in a similar, related, or complimentary business to TIMET, (ii) no Default or Event of Default exists prior to the proposed acquisition, or would result from the proposed acquisition, (iii) if any such proposed acquisition involves a payment or other consideration by TIMET (or its Subsidiary) greater than $20,000,000, then at least 10 Business Days prior to the consummation of the proposed acquisition TIMET must demonstrate to the Agent’s reasonable satisfaction that following the proposed acquisition TIMET would be in compliance (on a pro-forma basis) with the financial covenants set forth in Article X of this Agreement, (iv) the total consideration paid or otherwise provided by TIMET (or its Subsidiaries) for any proposed acquisition does not exceed $75,000,000, and (v) (A) if at the time in question TIMET is required to maintain a Borrowing Base under Section 2.5 of this Agreement, the availability under the Borrowing Base (i.e. the amount by which the Borrowing Base exceeds the Outstanding Amount) would be greater than $35,000,000 after giving effect to the proposed acquisition, or (B) if at the time in question TIMET is not required to maintain a Borrowing Base, the aggregate Commitments exceed the Outstanding Amount by at least $35,000,000;

(e) A purchase of securities that are traded in a nationally recognized market in the United States, provided that, (i) no Default or Event of Default exists prior to the proposed Investment, or would result from the proposed Investment, (ii) if the cost of any such proposed Investment, together with other Investments made by TIMET (or a Subsidiary of TIMET) on or after the date of this Agreement in accordance with this Section 11.7(e) of this Agreement, would exceed $75,000,000, then at least 10 Business Days prior to making the proposed Investment, TIMET must demonstrate to the Agent’s reasonable satisfaction that following the proposed Investment TIMET would be in compliance (on a pro-forma basis) with the financial covenants set forth in Article X of this Agreement, and (iv) (A) if at the time in question TIMET is required to maintain a Borrowing Base under Section 2.5 of this Agreement, the excess availability under the Borrowing Base would be greater than $35,000,000 after giving effect to the proposed Investment, or (B) if at the time in question TIMET is not required to maintain a Borrowing Base, the aggregate Commitments exceed the Outstanding Amount by at least $35,000,000;

(f) Assets acquired with expenditures permitted under this Agreement (including those related to Capital Leases permitted under this Agreement);

(g) Purchases of Inventory in the ordinary course of business;

(h) Investments held as of the date of this Agreement;

(i) Normal trade credit extended in the ordinary course of business and consistent with prudent business practice; or

(j) Other Investments by TIMET and its Subsidiaries that do not exceed $20,000,000 in the aggregate during TIMET’s fiscal year 2006, or any subsequent fiscal year of TIMET.

Section 11.8 ERISA Compliance. Neither TIMET, any of its Subsidiaries, nor any Pension Plan shall (a) engage in any Prohibited Transaction that reasonably would be expected to have a Material Adverse Effect, (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived that reasonably would be expected to have a Material Adverse Effect, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or to make any other contribution required under the terms of any Pension Plan or any collective bargaining agreement with respect to a multiemployer Pension Plan that reasonably would be expected to have a Material Adverse Effect, (d) terminate any Pension Plan in a manner that results in the imposition of a lien on any property of TIMET (or any of its Subsidiaries); or (e) withdraw (in a complete or partial withdrawal within the meaning of Section 4203 or Section 4205 of ERISA, respectively) from a multiemployer Pension Plan if such withdrawal reasonably would be expected to have a Material Adverse Effect. Each Pension Plan shall comply in all material respects with ERISA, except to the extent failure to comply in any instance reasonably would not be expected to have a Material Adverse Effect.

Section 11.9 Fiscal Year and Accounting Changes. TIMET shall not (a) change its fiscal year, or (b) make any significant change (i) in accounting treatment and reporting practices (except as required by GAAP or any change consistent with GAAP that TIMET’s independent certified public accounting firm has determined is preferable), or (ii) in tax reporting treatment (except as required or permitted by law).

Section 11.10 Change of Location. Neither TIMET nor any Guarantor shall change the state in which it is incorporated (or, if such person is not a corporation, the state in which such person is organized).

Section 11.11 Margin Stock. TIMET shall not directly or indirectly use any part of the proceeds of the Loans to purchase or carry any “margin stock” in violation of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

Section 11.12 Issuance of Stock by Subsidiaries. Except as permitted by Sections 11.1, 11.2, and 11.7 of this Agreement, no Subsidiary of TIMET shall issue or sell any shares of its Capital Stock or other evidence of beneficial ownership to any Person other than (a) TIMET (or any wholly-owned Subsidiary of TIMET), or (b) directors of such Subsidiary as qualifying shares under applicable law.

Section 11.13 No Restrictions on Certain Subsidiary Distributions. TIMET shall not permit TIMET UK Ltd. to enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of TIMET UK Ltd. to make distributions or extensions of credit to TIMET (directly or indirectly through another Subsidiary), other than TIMET UK Ltd.’s existing agreement with The Bank of Scotland, or any such agreement with a successor lender on terms not more restrictive than those in the agreement with The Bank of Scotland as of the Closing Date.

Section 11.14 Change in Control. TIMET shall not permit a Change of Control to occur with respect to TIMET, or, except as permitted by Section 11.1 or 11.2 of this Agreement, any Material Domestic Subsidiary.

ARTICLE XII

EVENTS OF DEFAULT

Section 12.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) TIMET shall fail to pay (i) any amount of principal payable under the Notes or this Agreement on the date that such payment is due, or (ii) any interest, fees, costs, or any other amount payable by TIMET under the Notes or this Agreement within three Business Days of the date that such payment is due;

(b) Any representation or warranty of TIMET made in this Agreement, any other Loan Document, or any certificate, notice, or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made and such breach shall have a Material Adverse Effect;

(c) TIMET shall fail to have complied with (i) any of the provisions of Section 9.1 of this Agreement, or (ii) any of the provisions of Article X or Sections 11.1 through 11.7 and Section 11.14 of this Agreement;

(d) TIMET shall fail to perform or observe any other covenant, obligation, or term of this Agreement, or any of the Loan Documents (except those governed by Section 12.1(a) through Section 12.1(c) above), and such failure shall remain unremedied for more than 30 days after written notice thereof shall have been given to TIMET by the Agent or, if after TIMET becomes aware of any such occurrence (unless TIMET reasonably believes that the event or occurrence in question does not constitute a Default or an Event of Default), TIMET fails to give the Agent timely notice of any such occurrence, then 30 days after TIMET became aware of the occurrence of the Default or Event of Default;

(e) TIMET shall fail to pay any principal of or premium or interest on its Indebtedness that is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of TIMET so in default (but excluding Indebtedness of TIMET under the Loan Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), except if such payment may be deferred by the terms of any such Indebtedness, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness of TIMET, which Indebtedness is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of TIMET so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) Any judgment or order for payment of money in excess of $10,000,000 shall be rendered against TIMET and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Any Termination Event with respect to a Pension Plan shall have occurred, and, 30 days after notice thereof shall have been given to TIMET, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Pension Plan’s vested benefits exceeds the then current value of assets accumulated in such Pension Plan by more than the amount of $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h) TIMET as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $10,000,000;

(i) Any event that has had or reasonably would be expected to have a Material Adverse Effect (as determined by the Required Lenders);

(j) The occurrence of a Change in Control with respect to TIMET; and

(k) TIMET shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by TIMET in any jurisdiction seeking to adjudicate TIMET bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of TIMET, or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for TIMET, or for such part of its property as in the good faith opinion of the Agent is a substantial part; or any such proceeding shall be instituted against TIMET that is not dismissed within 60 days after the institution thereof; or TIMET shall take any corporate action to authorize any of the actions set forth above in this Section 12.1(k); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of TIMET.

Section 12.2 Consequences of Default. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Required Lenders may invoke the Default Rate and interest shall accrue and be payable by TIMET on the Notes at that rate thereafter until the Event of Default is cured. The Required Lenders may, at their option, declare the principal of and the interest on the Notes and all other sums payable by TIMET under this Agreement or under the Notes to be immediately due and payable, whereupon the same shall become immediately due and payable (with interest accruing and payable thereon at the Default Rate) without protest, presentment, notice, or demand, all of which TIMET expressly waives. If an Event of Default occurs, the Agent, at the request of the Required Lenders, shall terminate the Commitments. Furthermore, upon the occurrence of an Event of Default pursuant to Section 12.1(k) of this Agreement, all of the Obligations shall be immediately due and payable (with interest accruing and payable thereon at the Default Rate) and the Commitments shall be terminated.

Section 12.3 Remedies Following Acceleration. Upon the occurrence of an Event of Default and acceleration of TIMET’s obligations under this Agreement and the Notes in accordance with Section 12.2 of this Agreement, the Agent (at the direction of the Required Lenders) from time to time may exercise any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Loan Documents and all of the Agent’s and the Lenders’ rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.

ARTICLE XIII

ASSIGNMENT AND PARTICIPATION

Section 13.1 Assignment of the Loans. Each Lender shall have the right to assign at any time, upon prompt written notice to TIMET, all or any portion of its Commitment under this Agreement and its interests in the risk relating to any Loans in an amount equal to or greater than $5,000,000 (and in integral multiples of $1,000,000) to any Eligible Assignee, provided that any Lender that proposes to assign less than its total Commitment must retain a Commitment of at least $5,000,000. Each Eligible Assignee shall execute and deliver to the Agent and TIMET an Assignment and Assumption Agreement substantially in the form of Exhibit 13.1 to this Agreement (each an “Assignment and Assumption Agreement”) and shall pay to the Agent, solely for the account of the Agent, an assignment fee of $3,500. Upon the execution and delivery of an Assignment and Assumption Agreement, (a) such Eligible Assignee shall, on the date and to the extent provided in the Assignment and Assumption Agreement, become a Lender party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a Lender with a Commitment as set forth in the Assignment and Assumption Agreement, and the assigning Lender shall, on the date and to the extent provided in the Assignment and Assumption Agreement, be released from its obligations under this Agreement and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such transferor shall cease to be a party to this Agreement but shall continue to be entitled to the benefits of Section 15.9 of this Agreement and to any fees accrued for its account under this Agreement and not yet paid); (b) this Agreement and the Loan Documents shall be deemed appropriately amended to reflect (i) the status of such Eligible Assignee as a party to this Agreement, and (ii) the status and rights of the Lenders under this Agreement; and (c) TIMET shall take such action as the Agent reasonably may request to perfect any security interests in favor of the Lenders, including any Eligible Assignee that becomes a party to this Agreement.

Section 13.2 Participations. Each Lender shall have the right to grant participations to one or more Lenders or other Persons (a “Participant”) in all or any part of any Loan owing to such Lender and the Notes held by such Lender, provided that each such participation shall be in the minimum principal amount of $5,000,000. Each Lender shall retain the sole right to approve, without the consent of any participant, any amendment, modification, or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such Participant, such Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of such Lender under this Agreement, or (d) except as otherwise permitted under this Agreement, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the total Commitments under this Agreement, or otherwise alter the substantive terms of this Agreement. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Notes for all purposes under this Agreement, and TIMET and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Section 13.3 Identity of Eligible Assignee or Participant. If an Eligible Assignee or a Participant is organized under the laws of a jurisdiction other than the United States or any state thereof, such Eligible Assignee shall execute and deliver to the Agent, simultaneously with or prior to such Eligible Assignee’s execution and delivery of an Assignment and Assumption Agreement, and such Participant shall execute and deliver to the Lender granting the participation, two copies of United States Internal Revenue Service Form 4224 or Form 1001 (or any successor form), appropriately completed, wherein such Eligible Assignee or Participant claims entitlement to complete exemption from United States federal withholding tax on all interest payments under this Agreement and the Notes and all fees and other charges payable pursuant to any of the Loan Documents. In addition, if applicable, each Eligible Assignee or Participant organized under the laws of a jurisdiction other than the United States (or any state thereof) shall deliver to the Agent an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup-withholding tax, and any other governmental forms that are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by TIMET. Each Lender that delivers to TIMET and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to this Section 13.3 of this Agreement further undertakes to deliver to TIMET and the Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form previously delivered by it to TIMET and the Agent, and such extensions or renewals thereof as reasonably may be requested by TIMET and the Agent certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including, without limitation, any change in treaty, law, or regulation) has occurred prior to the date on which any delivery required by the preceding sentence otherwise would be required that renders all such forms inapplicable, or that would prevent any Lender from duly completing and delivering any such letter or form with respect to it, and such Lender advises TIMET and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup-withholding tax, such Lender shall not be required to deliver such forms. TIMET shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms pursuant to this Section 13.3 of this Agreement.

Section 13.4 Confidentiality in Connection with Process of Assignment or Participation. Each Lender may furnish any information concerning TIMET and its Subsidiaries in the possession of such Lender from time to time to Eligible Assignees and Participants (including prospective Eligible Assignees and Participants); provided that, prior to any such disclosure, the Eligible Assignee or Participant (or proposed Eligible Assignee or Participant) shall agree in writing to preserve the confidentiality of any confidential information relating to TIMET and its Subsidiaries received by it from such Lender on the same terms as set forth in Section 15.18 of this Agreement and applicable to the Lenders. Any Lender that provides information regarding TIMET and its Subsidiaries to an Eligible Assignee or Participant (or proposed Eligible Assignee or Participant) promptly shall deliver to TIMET a signed copy of the confidentiality agreement executed by such Eligible Assignee or Participant (or prospective Eligible Assignee or Participant).

ARTICLE XIV

THE AGENT

Section 14.1 Appointment of the Agent; Powers and Immunities. Each Lender hereby appoints and authorizes the Agent to act as the Lender’s representative and agent under this Agreement and under the other Loan Documents. Each Lender authorizes the Agent to take such action on its behalf and to exercise all such powers as expressly are delegated to the Agent under this Agreement and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The obligations of the Agent under this Agreement are only those obligations expressly set forth in this Agreement. The Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement. Furthermore, the Lenders recognize and agree that the Agent does not have any fiduciary relationship with, or fiduciary duty or obligation to, any Lender.

Section 14.2 General Duties of the Agent. The Agent shall serve as designated agent for the Lenders under this Agreement and the other Loan Documents with respect to the structuring, preparation, and negotiation of the Loan Documents and amendments and modifications thereto and with respect to the filing, recordation, and perfection of Liens, the management of deposit accounts, and the receipt and disbursement of funds to, from, and on behalf of TIMET and the Lenders, and the other administrative functions specifically assigned to the Agent in this Agreement and the other Loan Documents. The Agent shall serve as designated agent for the Lenders with respect to matters involving Borrowing Base reporting, review, and evaluation, collateral inspection, and other functions specifically set forth in this Agreement as assigned to the Agent.

Section 14.3 Limited Responsibility of the Agent. Neither the Agent nor the Agent’s directors, officers, employees, attorneys, or agents shall be responsible for any action taken or omitted to be taken by any of them under or in connection with this Agreement, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, neither the Agent nor any of the Agent’s directors, officers, employees, attorneys, agents, or Affiliates shall be responsible to the Lenders for, or have any duty to ascertain, inquire into, or verify: (a) any recitals, statements, representations, or warranties made by TIMET, or any other Person (whether contained in this Agreement or otherwise); (b) the value, validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement, the other Loan Documents, or any other document referred to or provided for herein or therein; (c) the performance or observance by TIMET of any covenants, representations, or agreements contained in this Agreement, in any other Loan Document, or in any other document or instrument creating or evidencing any of the Obligations; (d) any failure by TIMET, or any other Person, to perform its obligations under any of the Loan Documents; (e) the satisfaction of any conditions specified in Article VI of this Agreement, other than receipt of the documents, certificates, and opinions specified in Section 6.1 of this Agreement; (f) the existence, value, collectability, or adequacy of the Collateral, or any part thereof, or the validity, effectiveness, perfection, or relative priority of the Liens of the Lenders in the Collateral; or (g) the existence or possible existence of any Default or Event of Default.

Section 14.4 Compensation. TIMET shall pay the Agent an administrative fee in accordance with the Agent Fee Letter for services rendered by the Agent in the execution of the agency hereby created and in the exercise and performance of any of the powers and duties of the Agent under this Agreement and the Loan Documents. TIMET’s payment to the Agent for 2006 shall be due and payable on the Closing Date. TIMET shall pay the Agent its administrative fee for 2007 (and each year thereafter) on or before January 10 of the year in question. The Agent’s compensation under this Agreement shall not be limited by any provisions of law in regard to the compensation of a trustee of an express trust, and if an Event of Default shall occur and be continuing, the Agent shall be entitled to receive compensation reasonable in relation to its responsibilities under this Agreement.

Section 14.5 The Agent’s Right to Employ and Rely on Advisors. The Agent may employ agents, attorneys, and other experts to assist the Agent in the performance of the Agent’s duties under this Agreement. The Lenders hereby agree that the Agent shall not be responsible to any Lender for the negligence or misconduct of any such agent, attorneys, or experts selected by the Agent with reasonable care, and shall not be liable to any Lender for any action taken, omitted to be taken, or suffered in good faith by the Agent in accordance with the advice of such agent, attorneys, and other experts.

Section 14.6 The Agent in its Capacity as Lender. With respect to the Loans, U.S. Bank shall have the rights and powers specified in this Agreement for a Lender and may exercise the same rights and powers as though the Agent was not performing the duties of the Agent herein; and the terms Lender, Required Lenders, or any similar terms shall, unless the context clearly indicates otherwise, include U.S. Bank in its capacity as Lender. U.S. Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, or other business with TIMET, or any Affiliate of TIMET, as if U.S. Bank was not performing the duties of the Agent pursuant to this Agreement, and may accept fees and other consideration from TIMET (or any Affiliate of TIMET) for services in connection with this Agreement, and otherwise, without having to account for the same to the Lenders.

Section 14.7 Actions by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement as the Agent reasonably deems appropriate, unless the Agent first shall have received such advice or concurrence of the Required Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. Without limiting the generality of the foregoing, as among the Agent and the Lenders (but not for the benefit of TIMET), if and when the Agent exercises remedies under this Agreement and the Loan Documents with respect to all or any portion of the Collateral, the Agent shall follow the directions, if any, of the Required Lenders in determining which items and types of Collateral to dispose of and in what order.

Section 14.8 Protection of the Collateral. Whether or not an Event of Default shall have occurred, the Agent from time to time may exercise such rights of the Agent and the Lenders under the Loan Documents as the Agent in good faith determines may be necessary or desirable to protect the Collateral and the interests of the Agent and the Lenders therein and under the Loan Documents.

Section 14.9 Reliance on Instructions. Neither the Agent nor any of the Agent’s directors, officers, employees, or agents shall incur any liability by acting in reliance on any notice, consent, certificate, statement, or other writing (which may be a telex, facsimile transmission, electronic transmission, or similar writing) believed in good faith by any of them to be genuine or to be signed by the proper party or parties.

Section 14.10 Consultation With the Lenders. Whenever pursuant to the provisions of this Agreement or any other Loan Document the Agent is exercising any right given it, including that any party hereto obtain the consent or approval of the Agent, or that any matter prove satisfactory to the Agent, the Agent, prior to exercising such right, including giving any such consent or approval, or indicating its satisfaction with any such matter (except where the failure to do so, in the Agent’s good faith judgment, would imperil the Collateral or the Liens of the Lenders therein) shall be required to consult with the Lenders in a manner deemed reasonable by the Agent, and the Agent shall be protected in following the direction of the Required Lenders with respect thereto. To the extent that the provisions of this Agreement impose a standard of reasonableness (or a similar standard) with respect to an action to be taken by the Agent, the Lenders shall be subject to the same standard in so directing the Agent. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 14.11 Indemnification of the Agent. Without limiting the obligations of TIMET under this Agreement or under any other Loan Document, the Lenders agree to indemnify the Agent, ratably in accordance with their respective Percentage Interests, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever that may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document, any documents contemplated by or referred to herein or therein, the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of the Agent. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly on demand in proportion to such Lender’s Percentage Interests for any out-of-pocket expenses, including attorney fees, including, without limitation, fees incurred at trial, on appeal or review, or in a bankruptcy case or proceeding, or by the Agent in connection with the negotiation, preparation, execution, delivery, modification, administration, enforcement, or preservation of any Loan Document.

Section 14.12 Reimbursement. The Lenders and the Agent hereby agree that the Agent shall not be obliged to make available to any Lender any sum that the Agent is expecting to receive for the account of that Lender until the Agent has determined that the Agent has received that sum. However, the Agent may disburse funds prior to determining that the sums that the Agent expects to receive have been finally and unconditionally paid to the Agent if the Agent wishes to do so. If and to the extent that the Agent does disburse funds to a Lender and it later becomes apparent that the Agent did not receive a payment in an amount equal to the sum paid out, then any Lender to whom the Agent made the funds available shall, on demand from the Agent, refund to the Agent the sum paid to that Lender. If the Agent in good faith concludes that the distribution of any amount received by the Agent in such capacity under this Agreement or under the other Loan Documents might involve the Agent in or expose the Agent to liability, the Agent may refrain from making such distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed to a Lender by the Agent is to be repaid, each Lender to whom any such distribution shall have been made either shall repay to the Agent such Lender’s Percentage Interest of the amount so adjudged to be repaid, or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 14.13 Non-Reliance on the Agent and Other Lenders. Each Lender represents that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own assessment, analysis, and appraisal of the financial condition and affairs of TIMET and its own decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own assessments, analyses, appraisals, and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep informed as to the performance or observance by TIMET of this Agreement, the other Loan Documents, or any other document referred to or provided for herein or therein or by any other Person under any other agreement, or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement, the Agent shall not have any duty or responsibility to provide any Lender with any information concerning TIMET or any other Person that may come into the possession of the Agent, or any of the Agent’s Affiliates, employees, or agents. Each Lender shall have access at reasonable times and following reasonable notice to all documents relating to the Agent’s performance of its duties under this Agreement at such Lender’s request. Unless any Lender shall object to any action taken by the Agent under this Agreement (other than actions that constitute gross negligence or willful misconduct by the Agent) promptly after obtaining notice thereof, such Lender shall be presumed conclusively to have approved the same.

Section 14.14 Holders. The Agent may deem and treat the payee of any Note as the owner of the Note for all purposes unless and until a written notice of the assignment, transfer, or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority, or consent of any Person that, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, Eligible Assignee, or endorsee, as the case may be, of such note, or of any note or notes issued in exchange therefor.

Section 14.15 Payments Pro Rata. The Agent agrees that promptly after its receipt of each payment from or on behalf of TIMET in respect of all or any part of the Obligations, the Agent shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders in accordance with each Lender’s Percentage Interest of such payment.

Section 14.16 Removal of the Agent. The Agent may be removed at any time by an instrument or concurrent instruments in writing signed and acknowledged by the Required Lenders and delivered to the Agent and TIMET. The provisions of this Article XIV of this Agreement and Section 15.9 of this Agreement shall continue in effect for the benefit of the Agent that was removed in accordance with the preceding sentence of this Agreement (and its Affiliates and sub-agents) in respect of any actions taken or omitted to be taken by any of them while the removed Agent was acting as Agent.

Section 14.17 Resignation of the Agent. The Agent may give notice of its resignation to the Lenders, the Issuing Bank, the Swingline Lender, and TIMET. The provisions of this Article XIV of this Agreement and Section 15.9 of this Agreement shall continue in effect for the benefit of such retiring Agent (and its Affiliates and sub-agents) in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 14.18 Appointment of Successor Agent. After removal of an Agent under Section 14.16 of this Agreement, or upon receipt of any notice of resignation from the Agent under Section 14.17 of this Agreement, the Required Lenders shall have the right, in consultation with TIMET, to appoint a successor Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with combined capital and surplus in excess of $250,000,000. If no such Person shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the Agent retiring under Section 14.17 of this Agreement may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify TIMET and the Lenders that no qualifying Person has accepted such appointment, then such resignation nonetheless shall become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents, and (b) all payments, communications, and determinations provided to be made by, to, or through the Agent instead shall be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 14.18 of this Agreement. Upon the acceptance of a successor’s appointment as Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 14.18 of this Agreement). The fees payable by TIMET to a successor Agent shall be the same as those payable to its predecessor, unless otherwise agreed between TIMET and such successor.

Section 14.19 Resignation of the Agent as the Issuing Bank. Any resignation by U.S. Bank as the Agent pursuant to Section 14.17 of this Agreement also shall constitute U.S. Bank’s resignation as the Issuing Bank. Upon the acceptance of a successor’s appointment as the Agent under this Agreement, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations under this Agreement or under the other Loan Documents, and (c) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit issued by the retiring Issuing Bank that were outstanding at the time of such succession, or make other arrangement satisfactory to the retiring Issuing Bank to assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

ARTICLE XV

MISCELLANEOUS TERMS AND CONDITIONS

Section 15.1 Lenders’ Agreement to Be Paid Uniformly. The Lenders hereby acknowledge and agree that it is their intention and agreement that the Loans be repaid in a uniform fashion in accordance with each Lender’s Percentage Interest of the aggregate amount of principal and interest owed in respect of the Loans. Each of the Lenders agrees that, if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, a Loan, or of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then the Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations in such amount or amounts as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount thereafter is recovered from such Lender, or paid by such Lender and distributed to the other Lenders in such a manner that all of the Lenders have received payment exactly in accordance with their Percentage Interests, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 15.2 Amendment. Except where this Agreement or any of the other Loan Documents authorizes or permits the Agent to act alone, and except as otherwise expressly provided in this Section 15.2 of this Agreement, any action to be taken (including the giving of notice) by the Agent, on behalf of the Lenders, may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document, or any other instrument, document, or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by TIMET or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively) or be the subject of forbearance by the Lenders, in each case only with the written consent of the Required Lenders; provided, however, that no such consent or amendment that affects the rights, duties, or liabilities of the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment, waiver, or consent shall do any of the following, unless it is in writing and signed by all of the Lenders:

(a) increase the amount of the Loans or the Commitments (or otherwise subject the Lenders to any additional obligations) (except as specified in Section 2.12 of this Agreement);

(b) extend the Maturity Date of the Loans;

(c) increase the Letter of Credit Commitment beyond $10,000,000;

(d) increase the Swingline Commitment beyond $15,000,000;

(e) reduce the principal of or interest (either the amount or the rate) on any of the Notes (including, without limitation, interest on overdue amounts), or any fees or charges payable under this Agreement;

(f) postpone or delay any date fixed for any payment in respect of principal of or interest (including, without limitation, interest on overdue amounts) on the Notes, or any fees (other than fees payable to the Agent or the Issuing Bank) payable under this Agreement (or waive or otherwise forgive TIMET’s obligation to make any payment of principal, interest, or fees);

(g) release any part of the Collateral having a value greater than $10,000,000 (as determined by the Agent in its good faith discretion);

(h) amend the definition of Applicable Margin;

(i) amend the definition of Borrowing Base;

(j) amend the definition of Percentage Interest;

(k) amend the definition of Required Lenders;

(l) change the conditions precedent specified in Section 6.1 or Section 6.2 of this Agreement;

(m) amend this Section 15.2 of this Agreement, or any other provision in this Agreement providing for the consent or other action of all of the Lenders; or

(n) change the allowed uses of the proceeds of Loans made under this Agreement.

Furthermore, notwithstanding anything in this Agreement to the contrary, no provisions of this Agreement affecting the rights of the Swingline Lender or the Issuing Bank shall be modified or amended without the prior, written consent of the Swingline Lender or the Issuing Bank, as applicable.

Section 15.3 No Waivers; Remedies Cumulative. No failure by the Agent or any Lender to exercise any right, power, or remedy under this Agreement or any Loan Document, and no delay by the Agent or any Lender in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver thereof. No single or partial exercise of any right, power, or remedy of the Agent or any Lender under this Agreement or any Loan Document shall preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy of the Agent or any Lender. The exercise of any right, power, or remedy of the Agent or any Lender shall in no event constitute a cure or waiver of any Event of Default under this Agreement or the Notes, or a waiver of the right of the Agent or any Lender or the holder of any of the Notes to exercise any other right under this Agreement or the Notes, unless in the exercise of such right, all obligations of TIMET under this Agreement and the Notes are paid in full. The rights and remedies provided in this Agreement and the Loan Documents are cumulative and are not exclusive of any right or remedy provided by law. Time is of the essence and the provisions of this Agreement and the other Loan Documents shall be enforced strictly.

Section 15.4 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflicts of law principles.

Section 15.5 Consent to Venue and Jurisdiction; Waiver of Immunities. TIMET hereby irrevocably submits to the venue and jurisdiction of any state or federal court sitting in Portland, Oregon, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement, the Notes, or any other Loan Document. TIMET irrevocably waives to the fullest extent permitted by law any objection that TIMET now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. TIMET agrees that a final judgment in any such action or proceeding may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this Section 15.5 of this Agreement shall impair the right of the Agent or any Lender, or the holder of any of the Notes, to bring any action or proceeding against TIMET or its property in the courts of any other jurisdiction. In that regard, TIMET irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which TIMET is organized, or sitting in any place where property or an office of TIMET is located.

Section 15.6 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier or electronic communication as specified in Schedule 15.6 to this Agreement, and all notices and other communications expressly permitted under this Agreement to be given by telephone shall be made to the applicable telephone number specified in Schedule 15.6 to this Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given upon receipt of electronic confirmation of a successful transmission by the sending party (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 15.7 of this Agreement shall be effective as provided therein.

Section 15.7 Electronic Communication. Notices and other communications to the Lenders and the Issuing Bank under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under Article V of this Agreement by electronic communications. The Agent or TIMET may, in its discretion, agree in writing to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices and communications. Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business of the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice of communication is available and identifying the website address therefore.

Section 15.8 Expenses. TIMET hereby agrees to reimburse (a) the Agent for all reasonable out-of-pocket costs, fees, and disbursements (including all attorneys’ fees, due diligence investigation expenses, and syndication expenses) incurred or expended by the Agent in connection with (i) the preparation, negotiation, execution, delivery, filing, or recording of this Agreement or any Loan Document, (ii) the administration or interpretation of this Agreement and the other Loan Documents, (iii) the consummation of the transactions contemplated hereby, or (iv) any amendment, modification, approval, consent, or waiver hereof or thereof, and (b) the Agent and all of the Lenders for all reasonable out-of-pocket costs, fees, and disbursements (including all attorneys fees, appraisal and collateral examination fees, and collection expenses) incurred or expended in connection with the enforcement of any Obligations, the exercise of any remedies under any Loan Documents, or with respect to the Collateral or the satisfaction of any Obligations of TIMET hereunder or thereunder, or in connection with any litigation, proceeding, or dispute in any way related to this Agreement. TIMET shall pay any taxes (including any interest and penalties in respect thereof), other than the Lenders’ federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (TIMET hereby agreeing to indemnify the Agent and the Lenders with respect thereto). For purposes of this Agreement and the other Loan Documents, attorneys’ fees shall mean and include the reasonable fees and disbursements of attorneys (including all paralegals and other staff employed by such attorneys and the reasonably allocated costs of internal counsel), whether incurred at arbitration, trial, on appeal, in a bankruptcy case or proceeding, or in any other way relating to the Obligations, the Loan Documents, and the transactions contemplated thereby, including, without limitation, as provided in this Section 15.8 and Section 15.9 of this Agreement. The amounts owed by TIMET pursuant to this Section 15.8 of this Agreement shall be paid by TIMET within ten days of the date the Agent (or one of the Lenders) bills TIMET for such amounts.

Section 15.9 Indemnification of the Agent and the Lenders by TIMET. TIMET agrees to indemnify and hold harmless the Agent and the Lenders, as well as their respective shareholders, directors, officers, agents, attorneys, subsidiaries, and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions, or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, attorneys’ fees), and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) that at any time or times shall be incurred, suffered, sustained, or required to be paid by any such indemnified Person (except any of the foregoing to the extent that they result from the gross negligence or willful misconduct of the indemnified Person) on account of, in relation to, or in any way in connection with any of the arrangements or transactions contemplated by, associated with, or ancillary to this Agreement, the other Loan Documents, or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with, or ancillary to this Agreement, any of the other Loan Documents, or any such other documents ultimately are consummated. In any investigation, proceeding, or litigation, or the preparation therefor, the Lenders shall select their own counsel and, in addition to the foregoing indemnity, TIMET agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, TIMET shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be satisfactory to the Agent, in the Agent’s reasonable discretion. The provisions of this Section 15.9 of this Agreement shall survive payment (or satisfaction of payment) of all amounts owing with respect to the Notes, any other Loan Document, or any other Obligation.

Section 15.10 Waiver of Consequential Damages. To the fullest extent permitted by applicable law, TIMET hereby agrees not to assert, and TIMET hereby waives, any claim against any indemnitee under Section 15.9 of this Agreement on any theory of liability for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

Section 15.11 Payments Set Aside. To the extent any payments in respect of the Obligations (or any proceeds of any Collateral, including, but not limited to, the proceeds received by the Lenders as a result of any enforcement proceeding or setoff), or any part thereof, subsequently are invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other Person under any law or equitable cause, then, to the extent of such repayment, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Agent’s and the Lenders’ rights, powers, and remedies under this Agreement and the Loan Documents shall continue in full force and effect, as if such payment had not been made, or such enforcement proceeding or setoff had not occurred. In such event, each Loan Document automatically shall be reinstated and TIMET shall take such action as reasonably may be requested by the Agent and the Lenders to effect such reinstatement.

Section 15.12 Survival of Covenants. Unless otherwise stated in this Agreement, all covenants, agreements, representations, and warranties made in this Agreement, in the other Loan Documents, or in any documents or other papers delivered by or on behalf of TIMET pursuant to this Agreement shall be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, shall survive the making by the Lenders of the Loans as contemplated in this Agreement, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid. All statements contained in any certificate or other writing delivered by or on behalf of TIMET pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, shall constitute representations and warranties by TIMET under this Agreement.

Section 15.13 Amendments and Waivers. No term, provision, or condition of this Agreement, the Notes, or any of the other Loan Documents may be amended, waived, discharged, or terminated, except by a written instrument signed by the Required Lenders and, in the case of amendments, by TIMET.

Section 15.14 Counterparts. This Agreement and any amendment of this Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one document. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 15.15 Waiver of Jury Trial. TIMET, THE AGENT, AND THE LENDERS HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. TIMET (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE AGENT OR THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, TIMET’S WAIVERS AND CERTIFICATIONS CONTAINED IN THIS AGREEMENT.

Section 15.16 Assignment of Rights or Obligations. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and permitted assigns. TIMET may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior, written consent of the Lenders (and, in the case of Letters of Credit, the Issuing Bank), and any such assignment or transfer purported to be made without such consent shall be ineffective. The Lenders at any time may assign or otherwise transfer all or any part of their interest under this Agreement, the Notes, and the other Loan Documents (including assignments for security and sales of participations) in accordance with Article XIII of this Agreement.

Section 15.17 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined), the Issuing Bank, and the Agent (for itself and not on behalf of any Lender) hereby notifies TIMET that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies TIMET, which information includes the name and address of TIMET and other information that will allow such Lender, the Issuing Bank, or the Agent, as applicable, to identify TIMET in accordance with the Patriot Act.

Section 15.18 Treatment of Certain Information; Confidentiality. Each Lender, the Issuing Bank, and the Agent agrees (on behalf of itself and each of its subsidiaries, Affiliates, directors, officers, employees, and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by TIMET pursuant to this Agreement, provided that nothing in this Agreement shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation, or judicial process, (b) to counsel for any of the Lenders, the Issuing Bank, or the Agent, (c) to bank examiners, auditors, accountants, or other professional advisors, (d) to the Agent, the Issuing Bank, or any other Lender, (e) in connection with any litigation to which any one or more of the Lenders, the Issuing Bank, or the Agent is a party, (f) to the extent such information otherwise becomes publicly available (other than by any violation of this confidentiality agreement), or (g) to any Eligible Assignee or Participant (or prospective Eligible Assignee or Participant), as provided in Section 13.4 of this Agreement. Unless specifically prohibited by applicable Law or court order, each Lender, the Issuing Bank, and the Agent to the extent practicable in the circumstances, prior to disclosure thereof, shall notify TIMET of any request for disclosure of any such non-public information by any Governmental Authority, or pursuant to legal process. In no event shall any Lender, the Issuing Bank, or the Agent be obligated or required to return any materials furnished by TIMET. The obligations of any Eligible Assignee that has executed a confidentiality agreement required by Section 13.4 of this Agreement shall be superseded by this Section 5.18 of this Agreement upon the date that such Eligible Assignee becomes a Lender under this Agreement pursuant to Section 13.1 of this Agreement.

Section 15.19 Severability. Any provision of this Agreement, the Notes, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties to this Agreement hereby waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 15.20 Entire Agreement. This Agreement and the Loan Documents set forth and constitute the entire agreement between and among the Agent, the Lenders, the Issuing Bank, and TIMET with respect to the Loans and the security for the Loans. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement and in the Loan Documents, has been made between or among the Agent, the Lenders, and TIMET with respect to the Loans and the security for the Loans.

Section 15.21 Interpretation. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

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Section 15.22

Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

Section 15.23 Construction. In the event of any conflict between the terms, conditions, and provisions of this Agreement and those of any other document referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

Section 15.24 Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS THAT ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY A BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

U.S. BANK NATIONAL ASSOCIATION, as Agent, as a Lender, as an Issuing Bank, and as the Swingline Lender	TITANIUM METALS CORPORATION

By /s/ Janice T. Thede	By /s/ John St. Wrba

Janice T. Thede Vice President	Name: John St. Wrba Title: Vice President

COMERICA BANK	HARRIS N.A.

By /s/ Janet L. Wheeler	By /s/ Thad D. Rasche

Name: Janet L. Wheeler Title: Assistant Vice President	Name: Thad D. Rasche Title: Director

JP MORGAN CHASE BANK, N.A.	THE CIT GROUP/BUSINESS CREDIT, INC.

By /s/ D. Scott Harvey	By /s/ C. Graham Sones

Name: D. Scott Harvey Title: Vice President	Name: C. Graham Sones Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By /s/ Thomas F. Snider

Name: Thomas F. Snider Title: Senior Vice President